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                                                                    Exhibit 4.1

                     ASSET BASED LOAN AND SECURITY AGREEMENT
                     ---------------------------------------

         THIS AGREEMENT, dated as of March 10, 1998, by and between MAZEL STORES, INC. ("Stores") an Ohio corporation, and ODD-JOB ACQUISITION CORP. ("Odd-Job"), a Delaware corporation, HIA TRADING ASSOCIATES, a New York General Partnership, jointly and severally ("Borrower"), whose mailing address is 31000 Aurora Road, Solon, Ohio 44139, and THE PROVIDENT BANK ("Agent"), an Ohio banking corporation, whose mailing address is 1111 Superior Avenue, Cleveland, Ohio 44114-2522, LASALLE NATIONAL BANK ("LaSalle"), a national banking association whose mailing address is 135 South LaSalle Street, Chicago, Illinois 60603, and NATIONAL CITY BANK ("NCB," and together with Agent and LaSalle,"Lenders"), a national banking association whose mailing address is National City Center, P.O. Box 5756 Loc. 2104, Cleveland, Ohio 44101-0756, as Lenders under this Agreement.

         SECTION 1. DEFINITIONS. As used herein, the following terms, when initial capital letters are used, shall have the respective meanings set forth below. In addition, all terms defined in the Uniform Commercial Code as adopted in Ohio (hereinafter the "Uniform Commercial Code") shall have the meanings given therein unless otherwise defined herein.

                  1.1 ACCOUNTS shall mean all of Borrower's accounts (as that term is defined in the Uniform Commercial Code), accounts receivable, chattel paper, contract rights, documents and instruments; all other obligations or indebtedness owed to Borrower from whatever source arising; all guarantees of any of the foregoing and all security therefor; all of the right, title and interest of Borrower in and with respect to the goods, services or other property which gave rise to or which secure any of the foregoing and all insurance policies and proceeds relating thereto; all of the foregoing whether now owned by Borrower or hereafter acquired or in existence.

                  1.2 ADVANCE shall mean an advance made by Agent to Borrower (including without limitation, any advance made to reimburse the Agent for drawings under any Letter of Credit), pursuant to the provisions, terms and conditions of Section 2 of this Agreement.

                  1.3 ADVANTAGE shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by a Lender in respect of the Obligations if the payment results in any other Lender's having more than its Ratable Portion of the Obligations in question.

                  1.4 AFFILIATE shall mean (i) Reuven Dessler, Brady Churches, any individual who is a member of the senior management of Borrower or an inside director or officer of Borrower, and any member of the immediate family of such persons (collectively, the "Affiliated Individuals"); and (ii) any Person who directly or indirectly controls, is controlled by or is under common control or ownership with Borrower, any Affiliate Entities or any Affiliated Individuals. For the purposes of this definition, the term "control" shall mean the ownership of twenty percent (20%) or more of the beneficial interest in the entity being referred to, and the term "immediate family" shall mean spouses, ancestors, lineal descendants, and brothers and sisters of the person in questions including those adopted.

                  1.5 AGENT shall mean THE PROVIDENT BANK, an Ohio banking corporation, whose mailing address is 1111 Superior Avenue, Cleveland, Ohio 44114-2522.


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                  1.6 AVAILABLE DRAW shall have the meaning set forth in Section
2.2(a) hereof.

                  1.7 BORROWING shall mean a group of Advances of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect (i.e., any group of Advances made by the Lenders of a different Type, or having a different Interest Period (regardless of whether such Interest Period commences on the same date as another Interest Period), or made on a different date shall be considered to comprise a different Borrowing).

                  1.8 BORROWING BASE shall mean the sum of (A) sixty percent (60%) of the cost or market value, whichever is lower, of Eligible Inventory which is not Retail Inventory, (B) sixty percent (60%) of the cost or market value, whichever is lower, of Retail Inventory, (C) eighty-five percent (85%) of the outstanding amount of Eligible Accounts, and (D) the amount of collected funds in the Cash Collateral Account.

                  1.9 BUSINESS DAY means a day of the year on which the Agent is not required or authorized to close in Cleveland, Ohio.

                  1.10 CASH COLLATERAL ACCOUNT shall mean that deposit account maintained by Borrower at Agent, without liability by Agent to pay interest thereon, into which all collections on the Collateral shall be deposited and over which Agent shall have the sole power of withdrawal until all Obligations are paid, performed, satisfied, enforced, and observed in full, and any outstanding Letters of Credit issued by Agent on behalf of Borrower have been canceled or expired.

                  1.11 COLLATERAL shall mean (a) all of the Borrower's Equipment, General Intangibles, Inventory, Accounts and all other items of personal property, including all motor vehicles, now owned or hereafter acquired by the Borrower or in which the Borrower has granted or may in the future grant a security interest to the Agent hereunder or in any supplement hereto or otherwise; (b) all proceeds and products of any of the foregoing in whatever form, including cash, negotiable instruments and other evidences of indebtedness, chattel paper, security agreements or other documents and all rights of Borrower in, to and under all leases and rental agreements relating to the foregoing; (c) all of the Borrower's right, title and interest in and to all goods or other property represented by or securing any of the Accounts, including all goods that may be reclaimed or repossessed from or returned by Debtors; (d) all of the Borrower's rights as an unpaid seller, including stoppage in transit, detinue and reclamation; (e) all additional amounts due to the Borrower from any Debtor, irrespective of whether such additional amounts have been specifically assigned to the Agent; (f) all guaranties, or other agreements or property securing or relating to any of the items referred to in
(a) above, or acquired for the purpose of securing and enforcing any of such items; (g) all instruments, documents, securities, cash, property, deposit accounts (including but not limited to deposits made to Borrower's Cash Collateral Account), and the proceeds of any of the foregoing, owned by the Borrower or in which it has an interest, which are now or may hereafter be in the possession or control of the Agent or in transit by mail or carrier to or from the Agent, or in possession of any third party acting on behalf of Agent, without regard to whether Agent received same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Agent had conditionally released the same; (h) all the capital stock of the subsidiaries of Borrower; (i) all partnership interest of partnerships in which Borrower



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has an interest; (j) all of Borrower's right, title and interest in and to all real estate and personal property leases, whether as lessor or lessee; (k) all ledger sheets, files, records, documents, blueprints, drawings and instruments (including, without limitation, computer programs, tapes and related electronic data processing software) evidencing an interest in or relating to the foregoing; and (l) all proceeds and products of the collateral described above, including, without limitation, all claims against third parties for damage to or loss or destruction of any of the foregoing, including insurance proceeds, and accounts, contract rights, chattel paper and general intangibles arising out of any sale, lease or other disposition of any of the foregoing; provided, however, that the term "Collateral" shall not include, any leases, agreements, chattel paper, contract rights or General Intangibles which are now held or hereafter acquired by the Borrower to the extent that such leases, agreements, chattel paper, contract rights or General Intangibles are not assignable or capable of being encumbered (A) as a matter of law or (B) under the terms of any agreement applicable thereto (but solely to the extent that any such restriction is enforceable under applicable law) without the consent of the other party thereto where such consent has not been obtained. Attached hereto as Schedule 4.12 is a list of all material leases, agreements, chattel paper, contract rights or General Intangibles held by Borrower as of the date hereof which by their respective terms are non-assignable.

                  1.12 DEBTOR shall mean the account debtor with respect to any of the Borrower's Accounts and/or the prospective purchaser with respect to any contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower pursuant to which the Borrower is to deliver any personal property or perform any service.

                  1.13 DEBT SERVICE RATIO shall mean that ratio of (a) the sum of (i) Borrower's interest expense; plus (ii) Borrower's scheduled principal payments to (b) EBITDA.

                  1.14 DEFAULT RATE shall mean that rate of interest which is two and one-half percent (2 1/2) above the then applicable rate under the Notes, or if there is no then applicable rate, the default rate shall be a rate of interest equal to the Prime Rate plus two and one-half percent (2-1/2%).

                  1.15 DIVIDENDS shall mean (i) any payment made, liability incurred, or other consideration or property given, for the repurchase or redemption of any equity interest of Borrower, or (ii) a distribution (of cash or property) in respect of any equity interest of Borrower or (iii) any payment to any shareholder in respect of any Indebtedness of Borrower to such Person.

                  1.16 EBITDA shall mean the net income of the Borrower before deduction for interest expense, income tax expense, depreciation expense, amortization expense, as determined in accordance with GAAP, measured quarterly on a rolling twelve (12) month basis.

                  1.17 ELIGIBLE ACCOUNTS shall mean such Accounts which are and at all times shall continue to be acceptable to the Agent in all respects. As of the Closing of the Loans, the following criteria shall be in effect as to the Eligible Accounts, which shall be Accounts which:


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                             (a)       are not subject to any claim for credit,
                                       allowance, or adjustment by the account
                                       Debtor or any set off or counter claim;
                                       provided, however, that the portion of
                                       any Account which is not subject to such claim for credit, allowance, adjustment, setoff or counterclaim, shall be deemed an Eligible Account;

                             (b)       arose in the ordinary course of
                                       Borrower's business from the performance
                                       (fully completed) of services or bona
                                       fide sale of Inventory which have been
                                       shipped to the Debtor (excluding any
                                       portion of an Account which is
                                       attributable to finance charges,
                                       advertising charges or the like), and not more than ninety (90) days have elapsed since the due date in respect of such Account (but in no circumstances more than one hundred twenty (120) days from the invoice date), less any unused credit owed such Debtor by Borrower;

                             (c) no notice of any bankruptcy or insolvency proceeding (pending or threatened) in respect of a Debtor, any discontinuation of such Debtor's business, or any other information reasonably calling into question the ability of such Debtor to perform its obligations has been received by Borrower or Agent;

                             (d) is not subject to an assignment, pledge, claim, mortgage, lien, or security interest of any type except that granted to or in favor of Agent;

                             (e) the Debtor has not rejected, returned, revoked acceptance of, or refused to accept any of the Inventory which are the subject of the Account; provided, however, that the portion of any Account which is not subject to such rejection, return, revocation or refusal, shall be deemed an Eligible Account;

                             (f) Borrower has not received any Instrument, promissory note or chattel paper with respect to or in payment of the Account;

                             (g) is not an Account which arises out of contracts with or orders from the United States or any of its departments, agencies or instrumentalities, UNLESS Agent's security interest in such Account is perfected according to the Federal Assignment of Claims Act in a manner satisfactory to Agent;


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                             (h)       is not an Account due from any Affiliate,
                                       partner or employee of Borrower or an
                                       "intercompany" or "interdivisional"
                                       receivable;

                             (i) is not an Account which arises out of contracts with or orders from a Debtor which is not a resident of the United States (unless such Account is secured by a letter of credit acceptable to the Agent) provided, however, that the Agent will consider, on a case by case basis, Accounts of Debtors which are residents of Canada and may determine, in its discretion, whether such Accounts shall constitute Eligible Accounts;

                             (j) is not an Account owed to Borrower by a Debtor which has failed to pay more than twenty-five percent (25%) of its currently outstanding Accounts in accordance with the requirements set forth in (b) above or such Account does not otherwise comply with the requirements set forth in (b) of this
                                       Section 1.17;

                             (k) does not arise from the shipment or conditional sale of Inventory on consignment;

                             (l) is not an Account owed to Borrower by Debtor which is a creditor of Borrower for goods sold or services rendered by such Debtor to Borrower, but only to the extent of the value of such goods or services at any time outstanding and unpaid;

                             (m) a Debtor's Account balance (together with any Accounts owing by an Affiliate of such Debtor) in the aggregate does not exceed thirty percent (30%) of the aggregate total of Borrower's Eligible Accounts; provided, however, that only the portion in excess of such limitation shall be deemed ineligible, and further provided that this subsection (m) shall not limit or exclude any amount of the Account owed by Consolidated Stores, Inc., successor to MacFrugal Pic-N-Save, dba West Coast Liquidators or its successors;

                             (n) is not subject to a reduction for a discrepancy pursuant to Section 7.5 hereof, provided, however, that only the amount of the discrepancy shall be deemed ineligible;

                             (o) Borrower has not exercised or attempted to exercise any seller's remedies with regard to any Account, including,


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                                       without limitation, stoppage in transit
                                       or right of reclamation;

                             (p) is not an Account for which unapplied funds have been received by Borrower or Agent; and

                             (q) is not an Account owed from a Debtor located in New Jersey or Minnesota which exceeds, in the aggregate, $2,000,000.00 (it being agreed that only the amount in excess thereof shall be excluded), provided that (I) any single Account of $1,000,000.00 or more shall be excluded if such Account is in default and (II) if the Agent requests that the Borrower qualify to do business in either such state or file any necessary reports, any account from a Debtor located in such state shall be excluded unless the Borrower becomes qualified or files the requested report within thirty (30) days after the Agent's request.

                  1.18 ELIGIBLE INVENTORY shall mean such of Borrower's Inventory in which Agent shall have a perfected first priority security interest. Eligible Inventory will not include Inventory:

                             (a)       located outside the United States;

                             (b) in the possession of an Affiliate, bailee or a third party, unless such Inventory is subject to a perfected first priority security interest in favor of Agent to secure the Loans and then only to the extent not subject to any lien or claim, setoff, credit, or allowance for amounts due and unpaid to the Person in possession of such Inventory;

                             (c)       which is work in process;

                             (d)       which is damaged, defective,
                                       unmerchantable or spoiled;

                             (e) (i) held for twenty-four (24) or more months for any period after December 1, 1997, as determined by the monthly Inventory aging report prepared by Borrower in the ordinary course; or (ii) which is obsolete;

                             (f)       held by Borrower or a third party on
                                       consignment;


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                             (g)       which is Inventory from vendors or
                                       suppliers with corresponding liens or
                                       purchase money security interests against such Inventory, whether or not such liens are Permitted Liens;

                             (h)       which Agent, in its reasonable
                                       discretion, has determined is
                                       unsatisfactory in any respect and has
                                       given Borrower not less than thirty (30) days prior written notice of the reason therefor;

                             (i) which is Inventory consisting of goods not held for sale, including, without limitation, maintenance items and supplies, packing materials and cartons;

                             (j) which is inventory owned by another Person and in Borrower's possession; or

                             (k)       which is fully prepaid, in transit
                                       Inventory not yet received by Borrower
                                       unless title to such Inventory has passed to Borrower, and so long as such Inventory is adequately insured to the reasonable satisfaction of the Agent and the Agent is loss payee on such insurance, with a value not in excess of $5,000,000.00.

                  1.19 EQUIPMENT shall mean all of Borrower's equipment (as that term is defined in the Uniform Commercial Code), including, without limitation, all furniture, fixtures, machinery and other equipment of any kind and all substitutions and replacements thereof and accessories and parts therefor, all whether now owned or hereafter acquired by Borrower.

                  1.20 EVENT OF DEFAULT shall mean any event described in
Section 10.1 hereof.

                  1.21 INDEBTEDNESS shall mean:

                             (a) indebtedness created, issued or incurred by Borrower for borrowed money (whether by loan or the issuance and sale of debt securities) whether or not recourse is limited to specific assets of Borrower;

                             (b)       obligations of Borrower to pay the
                                       deferred purchase or deferred acquisition price of property or services, other than trade accounts payable arising in the ordinary course of business so long as such trade accounts payable are not for borrowed money and are paid within sixty
                                       (60) days after the due date (unless such trade account payable is being contested in good faith pursuant to appropriate proceedings and a sufficient


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                                       reserve, as reasonably determined by
                                       Agent, has been established in respect
                                       thereof);

                             (c) indebtedness of others secured by a lien on the property of Borrower, whether or not the indebtedness so secured has been assumed by Borrower;

                             (d) obligations of Borrower in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of Borrower;

                             (e)       capitalized lease obligations of
                                       Borrower; and

                             (f)       indebtedness of others guaranteed by
                                       Borrower.

                  1.22 GAAP shall mean generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on basis consistent with past accounting practices and procedures of Borrower.

                  1.23 GENERAL INTANGIBLES shall mean all of Borrower's general intangibles (as that term is defined in the Uniform Commercial Code), including, without limitation, all goodwill, patents, formulas, blueprints, proprietary manufacturing processes, trademarks, trade names, licenses, franchises, beneficial interests in trusts, joint venture interests, partnership interests, rights to tax refunds, pension plan overfundings, literary rights, leasehold interests and other contractual rights of Borrower, all whether now owned or hereafter acquired by Borrower.

                  1.24 GUARANTOR means any Person which guarantees or assumes performance of Borrower's Obligations to Lenders , either in whole or part.

                  1.25 INTEREST DETERMINATION DATE shall mean the third to last Eurodollar Business Day (as defined in Section 1.26) of any then current Interest Period with respect to any outstanding Advance, or in the case of funds constituting a new Advance, that date which is two (2) Eurodollar Business Days prior to the date such funds are actually advanced. If such date is not a Eurodollar Business Day, then the immediately preceding Eurodollar Business Day shall be utilized.

                  1.26 INTEREST PERIOD means, with respect to any Libor Rate Loan, the period commencing on the date such Loan is made, continued or converted or on the last day of the immediately preceding Interest Period applicable to such Libor Rate Loan, as the case may be, and ending on the same day in the first, second or third calendar month thereafter, as the Borrower may elect in advance in accordance with the requirements of this Agreement; provided, however, that whenever the last day of any Interest Period would otherwise occur on a day other than a Eurodollar Business Day, the last day of such Interest Period shall occur on the next succeeding Eurodollar Business Day, provided that if such extension of time would cause the last day of such Interest Period for a Libor Rate Loan to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Eurodollar Business Day. If any Interest



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Period ends on a day during a month in which there is no numerically corresponding day to the first day of the Interest Period, then the Interest Period shall end on the last Eurodollar Business Day of such calendar month. For all purposes herein, a "Eurodollar Business Day" shall be any day on which major commercial banks in London, England are open for the regular conduct of business. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

                  1.27 INVENTORY shall mean all of Borrower's inventory (as that term is defined in the Uniform Commercial Code), including, without limitation, all goods, merchandise and other personal property which are held for sale or lease, or are furnished or to be furnished under any contract of service by Borrower, or are raw materials, work-in-progress, supplies or materials used or consumed in Borrower's business, and all products thereof, and all substitutions, replacements, additions and accessories thereto, all whether now owned or hereafter acquired by Borrower; and all of Borrower's right, title and interest in and to any leases or rental agreements for such inventory.

                  1.28 LC EXPOSURE shall mean, with respect to any Lender, at any time of determination, such Lender's Ratable Portion of the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and
(b) the aggregate amount that has been drawn under such Letters of Credit which the Letter of Credit Lender or the Lenders, as the case may be, have not at such time been reimbursed by the Borrower.

                  1.29 LC FACILITY shall have the meaning set forth in Section
2.2 hereof.

                  1.30 LENDERS shall mean Agent, LaSalle, and NCB and the successors thereto and assignees thereof.

                  1.31 LENDING OFFICE shall mean, with respect to any Lender, the office of such Lender specified as its "Lending Office" under its name on the signature pages hereto, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent as the office at which Advances are to be made and maintained.

                  1.32 LETTER OF CREDIT shall mean any one or more letters of credit issued under the LC Facility.

                  1.33 LETTER OF CREDIT LENDER shall mean Agent, its successors and assigns.

                  1.34 LIABILITIES shall mean all indebtedness, obligations and other liabilities of Borrower, whether matured or unmatured, liquidated or unliquidated, direct or contingent or joint or several, that should, in accordance with GAAP, be classified as liabilities on a balance sheet of Borrower.

                  1.35 LIBOR MARGIN shall mean:

                             (a) 200 basis points if Borrower's EBITDA, calculated quarterly on a rolling four-quarter basis, is less than Eighteen Million Dollars ($18,000,000.00); or


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                             (b)       175 basis points if Borrower's EBITDA,
                                       calculated quarterly on a rolling
                                       four-quarter basis, is greater than or
                                       equal to Eighteen Million Dollars
                                       ($18,000,000.00).

                  1.36 LIBOR RATE shall mean with respect to a Libor Rate Loan the arithmetic mean of the offered rates for deposits in U.S. dollars having a maturity coterminous with the Interest Period designated in the applicable Libor Rate Loan request commencing on the second Eurodollar Business Day immediately following the Interest Determination Date, as reported on the Bloomberg L.P. Financial Markets System as of 11:00 A.M., London time, on such Interest Determination Date. If Agent terminates its subscription to the Bloomberg L.P. Financial Markets System, the Libor Rate shall be determined by Agent utilizing any other reasonable system selected by Agent as a reference service to determine Libor rates. The Agent will use reasonable efforts to confirm in writing any Libor Rate selected by the Borrower; however, Agent shall have no liability to Borrower for failing to send such confirmation.

                  1.37 LIBOR RATE LOAN means any Advance under Section 2 of this Agreement that bears interest with reference to the Libor Rate.

                  1.38 LOAN DOCUMENTS shall mean this Agreement, the Notes, and all other documents, agreements, instruments or certificates executed or delivered by Borrower and/or Guarantor in connection herewith or relating hereto, and any amendments or modifications thereto.

                  1.39 LOANS shall mean all Advances made pursuant to Section 2 of this Agreement.

                  1.40 MATERIAL AGREEMENTS shall mean those contracts, agreements, documents or other arrangements set forth on Schedule 4.21.

                  1.41 MAXIMUM LOAN AMOUNT shall have the meaning set forth in
Section 2.1.

                  1.42 NOTES shall mean one or more promissory notes evidencing the Loans pursuant to Section 2 hereof.

                  1.43 OBLIGATIONS shall mean, without limitation, all Loans and all other debts, obligations, or liabilities of every kind and description of Borrower and/or Guarantor to Lenders arising or existing in connection with or pursuant to the Loan Documents, now due or to become due, direct or indirect, absolute or contingent, presently existing or hereafter arising, joint or several, secured or unsecured, whether for payment or performance, including, without limitation, all loans (including any loan by renewal or extension), all overdrafts, all guarantees, all bankers acceptances, all agreements, all letters of credit issued by Letter of Credit Lender for Borrower hereunder and the applications relating thereto, all indebtedness of Borrower to Agent, and all undertakings to take or refrain from taking any action. Obligations shall also include all interest and other charges chargeable to the Borrower or due from the Borrower to the Lenders from time to time under the Loan Documents, including but not limited to, all costs and expenses referred to in Section 8 and Section 14 of this Agreement.


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                  1.44 PERMITTED INDEBTEDNESS shall mean only the following
Indebtedness:

                             (a)       Trade payables and other current
                                       liabilities occurred in the ordinary
                                       course of business;

                             (b) Any Indebtedness which is subordinated to the satisfaction of Agent;

                             (c)       Payments under capitalized leases
                                       permitted by Section 6.13 hereof and
                                       purchase money Indebtedness, provided the aggregate annual payments under any such leases, combined with the purchase money Indebtedness, is less than $5,000,000.00, exclusive of (I) any amount with respect to Borrower's proposed AS400 computer lease and (II) up to $2,500,000.00 with respect to the point of sale inventory system, and further provided that any amount of purchase money Indebtedness in excess of $1,000,000.00 shall require the approval of the Agent, which shall not be unreasonably withheld;

                             (d) Such other Indebtedness as hereinafter approved by Lender in writing;

                             (e)       Guaranties executed by (i) either
                                       Borrower for the benefit of the other in connection with the leasing of real property or (ii) Stores for the benefit of VCM Ltd., an Ohio limited liability company, and joint ventures between Stores and Value City Department Stores, Inc. and;

                             (f) Such other Indebtedness owing to any Borrower, ZS Peddler's Mart, Inc., a Delaware corporation, and/or Odd-Job Holdings, Inc., a Delaware corporation.

                  1.45 PERMITTED LIENS shall mean the liens and interests in favor of Agent granted in connection herewith and, to the extent reflected on Borrower's books and records and not materially impairing the operations of Borrower or any performance hereunder or contemplated hereby:

                             (a) liens arising by operation of law for taxes not yet due and payable;

                             (b) inchoate statutory liens of mechanics, landlord's materialmen, shippers and warehousemen for services or materials for which payment is not yet due;

                             (c) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

                             (d) liens in an amount less than $100,000, if any, specifically permitted by Agent from time to time in writing;

                             (e) the following if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted of which Borrower has given notice to Agent and for which appropriate reserves (in Agent's reasonable judgment) have been established and so long as levy and execution thereon have been and continue to be stayed: claims and liens for taxes due and payable and claims of mechanics, materialmen, shippers, warehousemen, carriers and landlords;

                             (f)       liens to secure purchase money
                                       Indebtedness which is Permitted
                                       Indebtedness;

                             (g) liens securing statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred in the ordinary course of business;

                             (h)       liens arising under or securing
                                       capitalized lease obligations permitted
                                       hereunder;

                             (i)       those liens and encumbrances shown on
                                       Schedule 1.45 hereto; and

                             (j) reservations, rights of way, zoning restrictions and other similar encumbrances to title affecting real property, provided that they do not as a practical matter have any adverse effect on the ownership or use of any of the property in question.

                  1.46 PERSON shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

                  1.47 PLAN shall mean any pension plan, retirement plan, profit sharing plan, defined benefit or contribution plan, bonus plan, other compensatory or similar plan, other qualified or nonqualified plan, or "employee pension benefit plan" as defined in
Section 3(2) of ERISA (as defined in Section 4.18) and all rules and regulations promulgated thereunder.

                  1.48 POTENTIAL DEFAULT shall mean an event, condition or thing which with the lapse of any applicable grace period or with the giving of notice or both would constitute, an Event of Default and which has not been appropriately waived in writing in accordance with this Agreement or fully corrected, prior to becoming an actual Event of Default.

                  1.49 PRIME RATE shall mean that annual percentage rate of interest established by Agent from time to time as its prime rate (and disclosed to Borrower), whether or not such rate is publicly announced and which provides a base to which loan rates may be referenced. The Prime Rate is not necessarily the lowest lending rate of the Agent.

                  1.50 PRIME RATE LOAN shall mean any Advance which bears interest at a rate of interest utilizing the Agent's Prime Rate as the index rate.

                  1.51 RATABLE PORTION shall mean, in respect of any Lender, the quotient (expressed as a percentage) obtained at any time by dividing (x) the sum of such Lender's Revolving Credit Commitment at such time plus such Lender's Term Loan Commitment by (y) the sum of the aggregate amount of the Revolving Credit Commitments of all the Lenders plus the aggregate amount of the Term Loan Commitment of all the Lenders.

                  1.52 RELATED EXPENSES shall mean any and all reasonable costs, liabilities, and expenses (including without limitation, losses, damages, penalties, claims, actions, reasonable attorney's fees and legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, the Agent or any Lender in connection with any attempt by the Agent or any Lender:

        (a) to preserve, perfect, or enforce any security interest evidenced by (i) the Agreement, or (ii) any other pledge agreement, mortgage deed, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by the Borrower to or in favor of the Agent for the benefit of the Lenders,

        (b) to obtain payment, performance, and observance of any and all of the Obligations,

        (c) to maintain, insure, collect, preserve, repossess, and dispose of any of the Collateral, or

        (d) incidental or related to (a) through (c) above including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in Section 2 of the Agreement, but in no event greater than the highest rate permitted by law.

                  1.53 RESERVE shall mean that portion of the Borrowing Base which is designated, in the reasonable discretion of the Agent, as a reserve for inventory located on real property leased by Borrower and for which a landlord waiver and consent agreement has not been executed pursuant to Section 5.19 herein. As of the date hereof, the reserve amount shall mean an amount equal to the aggregate total of the base rental payments due for each of the foregoing locations for a period of three (3) months.

                  1.54 RETAIL INVENTORY shall mean that portion of Eligible Inventory which is located at any retail location operated by Borrower. In addition to the exclusions set forth in Section 1.18, the aggregate value of Retail Inventory shall, for purposes of determining the amount which can be borrowed under the Revolving Loan, be reduced by (a) any intercompany mark-up or profit margin, and (b) a factor of two percent (2%) to reserve for damaged or obsolete Retail Inventory.

                  1.55 REVOLVING CREDIT ADVANCES shall mean means an Advance made by Agent to Borrower, subject to the provisions, terms and conditions of
Section 2.1 of this Agreement.

                  1.56 REVOLVING CREDIT BORROWING shall mean a Borrowing consisting of Revolving Credit Advances.

                  1.57 REVOLVING CREDIT COMMITMENT shall mean the Revolving Credit Commitment of each Lender as set forth in Annex 1.

                  1.58 REVOLVING CREDIT TERMINATION DATE shall mean November 15, 2002.

                  1.59 REVOLVING LOAN shall mean any Advance pursuant to Section 2.1.

                  1.60 REVOLVING LOAN NOTE shall mean the Revolving Loan Promissory Note executed by Borrower to evidence the loan described in Section
2.1 hereof.

                  1.61 TANGIBLE NET WORTH shall mean, at any time, partner's or shareholder's equity (in accordance with GAAP) less the sum of (i) any surplus resulting from any write-up of assets, (ii) goodwill, including any amounts, however designated on a balance sheet of Borrower, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Borrower, (iii) patents, trademarks, trade names and copyrights, (iv) any deferred expenses, (v) any other amount in respect of an intangible that should be classified as an asset on the balance sheet of Borrower in accordance with GAAP, (vi) any receivables or other amount owed Borrower by any Affiliate, and (vii) any investment by Borrower in any Affiliate.

                  1.62 TERM LOAN ADVANCES shall mean an Advance made by Lenders to Borrower subject to the provisions, terms and conditions of Section 2.3 of this Agreement.

                  1.63 TERM LOAN BORROWING shall mean a Borrowing consisting of Term Loan Advances.

                  1.64 TERM LOAN COMMITMENT shall mean the Term Loan Commitment of each Lender as set forth in Annex 1.

                  1.65 TERM LOAN shall mean the loan described in Section 2.3 hereof.

                  1.66 TERM LOAN NOTE shall mean the Term Loan Promissory Note executed by Borrower to evidence the Term Loan as described in Section 2.3 hereof.

                  1.66 TYPE shall mean, when used in respect of any Advance, the Libor Rate or the Prime Rate in effect in respect of such Advance.

        SECTION 2. LOANS AND INTEREST.

                  2.1        REVOLVING CREDIT FACILITY.

                             (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein, each Lender severally agrees to make Advances to or for the account of Borrower in the form of loans to the Borrower in an aggregate amount not to exceed the lesser of (i) the amount of such Lender's Revolving Credit Commitment, minus any Reserves, minus the lesser of (A) the aggregate face amount such Lender's LC Exposure or (B) the Available Draw under such Lender's LC Exposure or (ii) such Lender's Ratable portion of the Borrowing Base minus any Reserves, minus the lesser of (E) the aggregate face amount such Lender's LC Exposure or (F) the Available Draw under such Lender's LC Exposure (the lesser of
                                       (i) or (ii) being referred to hereinafter as the "Maximum Loan Amount"). Agent reserves the right to modify, in its reasonable discretion, subject to Section
                                       11.21 herein, the advance rates stated in the definition of "Borrowing Base" upon ninety (90) days prior notice to Borrower. Should the outstanding amount of Loans at any time exceed the Maximum Loan Amount, Borrower shall on demand immediately repay such excess amount. Each Lender's loan pursuant to this
                                       Section 2.1 shall be evidenced by a
                                       properly executed promissory note in the form of Exhibit C ("Revolving Loan Note"), with all blanks appropriately filled in.

                             (b) Each Lender shall automatically reimburse itself for amounts drawn under any Letter of Credit issued pursuant to the LC Facility. The automatic reimbursement described above shall constitute, and be made in the form of, an Advance under the Revolving Loan Note as a Prime Rate Loan.

                             (c) Advances under the Revolving Loan Note shall be made pursuant to Borrower's written or telephonic request therefor, given by Borrower to Agent, at least two
                                       (2) Business Days before the requested
                                       date of a proposed Revolving Credit
                                       Borrowing, stating the date of the
                                       requested borrowing, the amount of the
                                       requested Advance, whether it will be a
                                       Prime Rate Loan or Libor Rate Loan, the
                                       applicable Interest Period, if any, and
                                       the total amount to be borrowed. For all purposes relating to Advances hereunder, Stores shall be the agent of Borrower, and Agent shall not be obligated to accept direction from any other Borrower with respect to any Advance until Agent shall have received written notice to that effect. In addition, all Advances to be made at the Libor Rate shall equal or exceed One Million Dollars
                                       ($1,000,000.00). Each written request for an Advance shall be signed by an authorized representative of Borrower, and each telephonic request for an Advance shall be made, and confirmed in writing within twenty-four (24) hours thereafter, by such an authorized representative. Any written request with respect to a Libor Rate Loan shall be received by Agent on or before the applicable Interest Determination Date. Any telephonic request for a Libor Rate Advance shall be made on or before the applicable Interest Determination Date. No written request for an Advance shall become effective until actually received by Agent. The Agent shall give each Lender reasonably prompt notice by telecopier or verbal notice not later than 12:00 noon (Cleveland, Ohio time) on
                                       (i) the Business Day immediately
                                       preceding the requested date of the
                                       proposed Prime Rate Advance ; or (ii) the second Business Day preceding the requested date of the Libor Rate Advance.

                             (d) Borrower undertakes and agrees to pay to Agent, for the benefit of Lenders, on the first day of each calendar month interest on the amount outstanding under such Lender's Revolving Loan Note, at an annual rate based upon a year of three hundred sixty-five (365) days, with respect to each Advance to be determined as follows:

                                       (i)        A rate per annum, at the
                                                  option of Borrower, based on
                                                  either (A) the Libor Rate plus
                                                  the Libor Margin or (B) the
                                                  Prime Rate less one-half
                                                  percent (1/2%).

                                       (ii)       The rate of interest on any
                                                  Prime Rate Loan will
                                                  automatically and immediately
                                                  increase or decrease on the
                                                  day of, and by an amount equal
                                                  to, each increase or decrease
                                                  in the Prime Rate with no
                                                  notice to Borrower.

                                       (iii)      Any Libor Rate Loan elected by
                                                  Borrower under this Section
                                                  2.1 shall, as to each such
                                                  Advance, remain in effect
                                                  until the expiration of the
                                                  applicable Interest Period.
                                                  Borrower may select a new
                                                  Interest Period for such Libor
                                                  Rate Loan on the applicable
                                                  Interest Determination Date by
                                                  delivery of written notice to
                                                  Agent on or before such date.
                                                  In the event that Borrower
                                                  shall fail to give timely
                                                  notice on or before the
                                                  applicable Interest
                                                  Determination Date of its
                                                  election to continue any Libor
                                                  Rate Loan as provided above or
                                                  convert such Loan to a Prime
                                                  Rate Loan, or in the event any
                                                  such conversion or
                                                  continuation shall be
                                                  prohibited by the terms of
                                                  this Agreement, such Advance
                                                  (unless repaid) shall
                                                  automatically be deemed to be
                                                  refinanced with a Prime Rate
                                                  Loan at the end of the
                                                  Interest Period then in effect
                                                  with respect to such Libor
                                                  Rate Loan.

                                       (iv)       Notwithstanding any provision
                                                  in this Agreement to the
                                                  contrary, if an Event of
                                                  Default shall have occurred,
                                                  the unpaid principal and, to
                                                  the extent permitted by law,
                                                  accrued interest under the
                                                  Revolving Loan Note shall bear
                                                  interest at the Default Rate
                                                  until the Event of Default
                                                  shall have been cured with the
                                                  consent of Agent. Prior to
                                                  maturity, if any payment of
                                                  principal or interest is ten
                                                  (10) or more days past due,
                                                  Borrower shall pay a late fee
                                                  of an amount equal to the
                                                  lesser of five percent (5%) of
                                                  such payment or Two Hundred
                                                  Fifty Dollars ($250.00).

                             (e) The Revolving Loan shall mature on the Revolving Credit Termination Date.

                  2.2        LETTER OF CREDIT FACILITY.

                             (a) Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein being true as of the date of issuance of the letters of credit described herein, the Letter of Credit Lender on behalf of the Lenders agrees, at any time and from time to time, from and including the Closing Date but in no event beyond the thirtieth (30th) calendar day immediately preceding the Revolving Credit Termination Date then in effect, to issue and deliver, or to extend the expiration of, Letters of Credit for the account of the Borrower in an aggregate undrawn face amount (that is, that portion which has not already been drawn upon by the beneficiary thereof (the "Available Draw")) not to exceed at any time outstanding the lesser of: (x) Twenty-Five Million Dollars ($25,000,000) or (y) the Borrowing Base MINUS the sum of aggregate outstanding Revolving Credit Advances of the Lenders plus the aggregate LC Exposure of the Lenders plus any Reserves or (z) the aggregate Revolving Credit Commitments of the Lenders MINUS the sum of the aggregate outstanding Revolving Credit Advances of the Lenders plus the aggregate LC Exposure of the Lenders plus any Reserves (the "LC Facility"). For purposes of determining the Maximum Loan Amount permitted pursuant to Section 2.1, the issuance of a Letter of Credit by Letter of Credit Lender shall limit the availability of Advances under the Revolving Loan as set forth in Section
                                       2.1. In connection with the issuance and maintenance of each Letter of Credit, Borrower shall pay to the Letter of Credit Lender fees and commissions as set forth in Section 8 hereof.

                             (b) TERM AND FORM OF LETTERS OF CREDIT. Each Letter of Credit shall be issued in such form and upon such terms (including, without limitation, the execution and delivery by Borrower of such applications, notes and other instruments and payments of the fees provided herein as the Letter of Credit Lender may require) and in such form and substance as are satisfactory to Letter of Credit Lender in connection with the Borrower's business activities. Notwithstanding anything herein, in no event shall the maturity date of any Letter of Credit issued by the Letter of Credit Lender extend beyond the Revolving Credit Termination Date.

                             (c) REQUESTS FOR LETTERS OF CREDIT. Letters of Credit shall be issued upon request given by the Borrower to the Letter of Credit Lender and the Agent not later than 10:00 A.M. (Cleveland, Ohio time) three (3) Banking Days prior to the requested date of the proposed issuance of the Letter of Credit. Each such request for a Letter of Credit shall be made in the form of a Credit Request transmitted by the Borrower to the Letter of Credit Lender and the Agent via telecopier, telex, cable, or the PRO TRADE automated letter of credit system (confirmed in writing prior to the date of the requested issuance of the Letter of Credit), specifying with respect to each Letter of Credit requested: (A) the face amount thereof, (B) the beneficiary,
                                       (C) the intended date of issuance and (D) the terms of the Letter of Credit. Concurrently with each Credit Request requesting a Letter of Credit, the Borrower shall execute and deliver to the Letter of Credit Lender and the Agent an appropriate request and Reimbursement Agreement in the Letter of Credit Lender's then standard form of APPLICATION AND AGREEMENT FOR IRREVOCABLE STANDBY LETTER OF CREDIT or APPLICATION AND AGREEMENT FOR COMMERCIAL LETTER OF CREDIT, as the case may be (each a "Reimbursement Agreement"); PROVIDED,
                                       HOWEVER, that in the event of any
                                       conflict between the provisions of any
                                       such Reimbursement Agreement and this
                                       Agreement, the provisions of this
                                       Agreement shall govern. The Agent shall
                                       give each Lender reasonably prompt notice of each such Letter of Credit Request by telex, telecopier or cable.

                             (d) LENDERS TO PARTICIPATE. By the issuance of a Letter of Credit (and without any further action on the part of the Letter of Credit Lender, the Agent or the Lenders in respect thereof), the Letter of Credit Lender hereby grants to each Lender, and each Lender hereby acquires from the Letter of Credit Lender, a participation in such Letter of Credit equal to such Lender's Ratable Portion of the face amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. Each Lender acknowledges and agrees that its acquisition of participations in respect of Letters of Credit and its obligation to make payments in accordance with
                                       Section 2.4 of this Agreement is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of any Potential Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                             (e) DRAWINGS TO CONSTITUTE ADVANCES. Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear to be in conformity with the terms and conditions of such Letter of Credit, the Letter of Credit Lender, on behalf of the Lenders, shall give written or telecopy notice to the Borrower and the Lenders of the receipt and amount of such draft and the date on which payment thereon will be made. Any amount paid by the Letter of Credit Lender in respect of a drawing on any Letter of Credit shall automatically be deemed to be a Revolving Credit Borrowing comprised of Prime Rate Advances as of the date of such payment. Each Lender shall be deemed to have made an Advance in the amount of its Ratable Portion of any such Borrowing (it being understood that each Lender's obligation to make such payment is absolute and unconditional and shall not be affected by any event or circumstance whatsoever, including the occurrence of any Possible Default or Event of Default hereunder and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever). Each Lender shall fund its ratable portion of such deemed Advance in accordance with the settlement procedures set forth herein.

                             (f) OBLIGATIONS ABSOLUTE. The obligation of the Lenders to make, and the Borrower to pay, any Revolving Credit Borrowing made pursuant to Section 2.2(e) of this Agreement shall be absolute and unconditional and shall be performed under all circumstances including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit, (ii) the existence of any claim, offset, defense or other right that the Borrower may have against the beneficiary of any Letter of Credit or any successor in interest thereto, (iii) the existence of any claim, offset, defense or other right that any Lender may have against the Borrower or against the beneficiary of any Letter of Credit or against any successor in interest thereto, (iv) the existence of any fraud or misrepresentation in the presentment of any draft or other item drawn and paid under any Letter of Credit or (v) any payment of any draft or other item by the Letter of Credit Lender which does not strictly comply with the terms of any Letter of Credit provided the payment shall not have constituted gross negligence or willful misconduct on the part of the Letter of Credit Lender; PROVIDED, HOWEVER that the Lenders shall not be obligated to make any such payment provided by Section 2.2(e) of this Agreement with respect to any wrongful payment or disbursement made under any Letter of Credit as a result of the gross negligence or willful misconduct of the Letter of Credit Lender to the extent that such negligence or willful misconduct releases the Borrower of its obligations to reimburse the Letter of Credit Lender and the Lenders under such Letter of Credit.

                             (g)       RIGHTS OF LETTER OF CREDIT LENDER.
                                       Neither the Letter of Credit Lender, nor any of its correspondents, shall be responsible, absent gross negligence or wilful misconduct, as to any document presented under a Letter of Credit, or any renewal or extension thereof, which appears to be regular on its face and appears on its face to conform to the terms of the Letter of Credit and to make reasonable reference thereto, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or to any renewal or extension thereof, or failure of documents not clearly specified in the Letter of Credit to accompany any instrument at negotiation, or for failure of any person to note the amount of any draft on the reverse of the Letter of Credit or on any renewal or extension thereof. Any action, inaction or omission on the part of the Letter of Credit Lender or any of its correspondents, under or in connection with any Letter of Credit or any renewal or extension thereof or the related instruments or documents, if in good faith and in conformity with such Laws, regulations or customs as are applicable and the terms of this Section 2.2(g), shall be binding upon the Borrower and shall not place the Letter of Credit Lender or any of its correspondents under any liability to the Borrower, in the absence of gross negligence or wilful misconduct by the Letter of Credit Lender or its correspondents. The Letter of Credit Lender's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of Law or contract.

                             (h) EFFECT OF APPLICABLE LAW OR CUSTOM. All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided in this Agreement, the Reimbursement Agreements or the Letters of Credit, be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof.

                             (i) Borrower shall be obligated to reimburse Letter of Credit Lender for any additional amounts, if any law, regulation or guideline which becomes effective after the date hereof or change after the date hereof in any law or regulation or in the interpretation thereof or issuance after the date hereof of any ruling, decree, judgment or recommendation by any regulatory body, court or any administrative or governmental authority charged or claiming to be charged with the administration thereof, shall either (i) impose upon, modify, require, make or deem applicable to the Letter of Credit Lender or any of its affiliates any reserve requirement based upon the deeming of Letters of Credit to be deposits held by the Letter of Credit Lender, special deposit requirement, insurance assessment or similar costs or requirement against or affecting letters of credit issued or to be issued hereunder or (ii) subject the Letter of Credit Lender or any of its affiliates to any tax, charge, fee, deduction, withholding or similar costs of any kind whatsoever or (iii) impose any condition upon or cause in any manner the addition of any supplement to or increase of any kind to the Letter of Credit Lender's or an affiliate's capital or cost base for issuing such Letters of Credit which results in an increase in the capital requirement supporting such Letters of Credit or (iv) impose upon, modify, require, make or deem applicable to the Letter of Credit Lender or any of its affiliates any capital requirement, increased capital requirement or similar requirement such as the deeming of such Letters of Credit to be assets held by the Letter of Credit Lender or any of its affiliates for capital calculation or other purposes, and the result of any events referred to in (i), (ii), (iii) or
                                       (iv) above shall be to increase the costs or decrease the benefit in any way to the Letter of Credit Lender or any affiliate of issuing, maintaining or participating in such Letters of Credit, then the Borrower shall, on the tenth (10th) business day after receipt of written notice of such increased costs or decreased benefits (which notice shall set forth in reasonable detail the calculation of such increased costs or decreased benefits) or both to the Borrower by the Letter of Credit Lender, pay to the Letter of Credit Lender all such additional amounts which, in the Letter of Credit Lender's sole good faith calculation as allocated to such Letters of Credit:

                                       (i)        in the case of events referred
                                                  to in (i) and (ii) above,
                                                  shall be sufficient to
                                                  compensate it for all such
                                                  increased costs, decreased
                                                  benefits or both; or

                                       (ii)       in the case of events referred
                                                  to in (iii) and (iv) above,
                                                  shall be an amount per annum,
                                                  payable quarterly, equal to
                                                  the product obtained by
                                                  multiplying (i) the minimum
                                                  percentage (expressed as a
                                                  decimal) capital required by
                                                  the appropriate regulatory
                                                  bodies to be maintained for
                                                  letter of credit risks of the
                                                  type issued hereunder (taking
                                                  into account any risk
                                                  allocation percentage or
                                                  weighing factor), times (ii)
                                                  the amount of the Letters of
                                                  Credit; and

                                       (iii)      all as certified by the Letter
                                                  of Credit Lender in said
                                                  written notice to the
                                                  Borrower, which certification
                                                  shall be conclusive absent
                                                  manifest error.

                                       The Letter of Credit Lender agrees not to seek reimbursement pursuant to this
                                       Section 2.2(i) unless the Letter of
                                       Credit Lender is seeking similar type
                                       reimbursement from its other borrowers or customers for whom it has issued letters of credit or has established a letter of credit facility.

                             (j) TERMINATION OF LETTER OF CREDIT FACILITY. In the event that: (i) any restriction is imposed on the Letter of Credit Lender (including, without limitation, any legal lending or acceptance limits imposed by the United States of America or any political subdivision thereof) which in the judgment of the Letter of Credit Lender would prevent the Letter of Credit Lender from issuing Letters of Credit or maintaining its commitment to issue Letters of Credit or (ii) there shall have occurred, at any time during the term of this Agreement: (A) failure of Borrower to observe or perform the covenants set forth in Section 5.15 herein or the failure of Borrower to pay when due any of the Obligations, (B) any outbreak of hostilities or other national or international crisis or change in economic conditions if the effect of such outbreak, crisis or change would make the creation of Letters of Credit impracticable, (C) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or other governmental authority which would materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement, or (D) the taking of any action by any government or agency in respect of its monetary or fiscal affairs which would have a material adverse effect on the issuance of Letters of Credit, then the Letter of Credit Lender, through the Agent, in the case of the occurrence of any event described above shall give written notice of the occurrence of such event to the Borrower and the Lenders, whereupon the commitment of the Letter of Credit Lender to issue Letters of Credit shall terminate on the effective date of such notice. The Borrower shall forthwith pay to the Letter of Credit Lender all obligations in respect of Letters of Credit on the maturity date of drawing of such Letter of Credit or such amounts shall be deemed to be advanced as a Revolving Credit Borrowing consisting of Prime Rate Advances in accordance with the terms hereof.

                  2.3        TERM LOAN.

                             (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein being true as of the date of the funding of the Term Loan, each Lender severally agrees to make an Advance in the form of a term loan to Borrower in the principal amount equal to the Ratable Portion of the Term Loan Commitment (the "Term Loan").

                             (b) Borrower shall execute and deliver to each Lender a Term Loan Promissory Note (the "Term Loan Note") in substantially the form set forth at Exhibit B, with all blanks appropriately filled in, to evidence the Term Loan.

                             (c) The Borrower shall repay the principal of the Term Loan Notes in nineteen (19) equal, consecutive quarterly payments of principal in the amount of Five

                                       Hundred Thousand Dollars ($500,000.00),
                                       which payment shall be due and payable on the first day of each calendar quarter commencing on May 1, 1998, and continuing on the first day of every successive quarter thereafter until February 1, 2003, on which date a twentieth (20th) payment in the amount of all outstanding principal and accrued interest shall be due and payable in full. In addition, funds repaid may not be reborrowed.

                             (d) Borrower undertakes and agrees to pay to Agent on the first day of each calendar quarter interest on the amount outstanding under the Term Loan Note, at an annual rate based upon a year of three hundred sixty-five (365) days, with respect to the Advance to be determined as follows:

                                       (i)        A rate per annum, at the
                                                  option of Borrower, based on
                                                  either (A) the Libor Rate plus
                                                  the Libor Margin or (B) the
                                                  Prime Rate less one- half
                                                  percent (1/2%).

                                       (ii)       The rate of interest on any
                                                  Prime Rate Loan will
                                                  automatically and immediately
                                                  increase or decrease on the
                                                  day of, and by an amount equal
                                                  to, each increase or decrease
                                                  in the Prime Rate with no
                                                  notice to Borrower.

                                       (iii)      Any Libor Rate Loan elected by
                                                  Borrower under this Section
                                                  2.3 shall, as to the Advance,
                                                  remain in effect until the
                                                  expiration of the applicable
                                                  Interest Period. Borrower may
                                                  select a new Interest Period
                                                  for such Libor Rate Loan on
                                                  the applicable Interest
                                                  Determination Date by delivery
                                                  of written notice to Agent on
                                                  or before such date. In the
                                                  event that Borrower shall fail
                                                  to give timely notice on or
                                                  before the applicable Interest
                                                  Determination Date of its
                                                  election to continue any Libor
                                                  Rate Loan as provided above or
                                                  convert such Loan to a Prime
                                                  Rate Loan, or in the event any
                                                  such conversion or
                                                  continuation shall be
                                                  prohibited by the terms of
                                                  this Agreement, such Advance
                                                  (unless repaid) shall
                                                  automatically be deemed to be
                                                  refinanced with a Prime Rate
                                                  Loan at the end of the
                                                  Interest

                                                  Period then in effect with
                                                  respect to such Libor Rate
                                                  Loan.

                                       (iv)       Notwithstanding any provision
                                                  in this Agreement to the
                                                  contrary, if an Event of
                                                  Default shall have occurred,
                                                  the unpaid principal and, to
                                                  the extent permitted by law,
                                                  accrued interest under the
                                                  Revolving Loan Note shall bear
                                                  interest at the Default Rate
                                                  until the Event of Default
                                                  shall have been cured with the
                                                  consent of Agent. Prior to
                                                  maturity, if any payment of
                                                  principal or interest is ten
                                                  (10) or more days past due,
                                                  Borrower shall pay a late fee
                                                  of an amount equal to the
                                                  lesser of five percent (5%) of
                                                  such payment or Two Hundred
                                                  Fifty Dollars ($250.00).

                  2.4        OBLIGATION TO FUND.

                             (a)       FUNDING OF REVOLVING CREDIT ADVANCES.

                                       (i)        INITIAL FUNDING ON CLOSING
                                                  DATE. Each Lender shall,
                                                  before 2:00 P.M. (Cleveland,
                                                  Ohio time) on the date of the
                                                  initial Revolving Credit
                                                  Borrowing on the Closing Date,
                                                  make available to the Agent,
                                                  in immediately available funds
                                                  at the account of the Agent
                                                  maintained at the Payment
                                                  Office as shall have been
                                                  notified by the Agent to the
                                                  Lenders prior to such date,
                                                  such Lender's Ratable Portion
                                                  of: (A) the Revolving Credit
                                                  Advances comprising such
                                                  Revolving Credit Borrowing. On
                                                  the date requested by the
                                                  Borrower for a Revolving
                                                  Credit Borrowing, after the
                                                  Agent's receipt of the funds
                                                  representing a Lender's
                                                  Ratable Portion of such
                                                  Revolving Credit Borrowing,
                                                  the Agent will make the funds
                                                  of such Lender available to
                                                  the Borrower at the aforesaid
                                                  applicable Payment Office.

                                       (ii)       SETTLEMENT FUNDING; LENDER
                                                  SETTLEMENT. In order to
                                                  administer the making of draws
                                                  and advancements on the
                                                  Revolving Credit Borrowings,
                                                  Agent may advance to Borrower,
                                                  for and on behalf of each
                                                  Lender, each Lender's
                                                  Ratable Portion of each
                                                  Revolving Credit Loan;

                                                  PROVIDED, HOWEVER, that Agent
                                                  shall not be deemed to have
                                                  assumed any liability as a
                                                  Lender hereunder as a
                                                  consequence of any advance
                                                  which Agent may make on behalf
                                                  of the Lenders under this
                                                  Section and no such Advance by
                                                  Agent shall in any way relieve
                                                  any Lender of its obligation
                                                  to pay its Ratable Portion and
                                                  make Revolving Credit Loans.
                                                  Prior to 2:00 P.M. (Cleveland
                                                  time) on the Business Day of
                                                  each calendar week designated
                                                  by Agent, or such earlier date
                                                  as the Agent may request in
                                                  its sole discretion (each, a
                                                  "Settlement Date"): (A) each
                                                  Lender shall make available to
                                                  the Agent, in settlement with
                                                  the Agent, such Lender's
                                                  Ratable Portion of the amount
                                                  (the "Settlement Amount") by
                                                  which the sum of all Revolving
                                                  Credit Advances made during
                                                  the period commencing on the
                                                  Settlement Date immediately
                                                  preceding the Settlement Date
                                                  in question and ending on the
                                                  Business Day immediately
                                                  preceding the Settlement Date
                                                  in question exceeds the sum of
                                                  all collections applied during
                                                  such period to Revolving
                                                  Credit Advances and (B) the
                                                  Agent will remit to each
                                                  Lender, in settlement with the
                                                  Lenders, each Lender's Ratable
                                                  Portion of the amount by which
                                                  the sum of all collections
                                                  applied to Revolving Credit
                                                  Advances during the period
                                                  commencing on the Settlement
                                                  Date immediately preceding the
                                                  Settlement Date in question
                                                  and ending on the Business Day
                                                  immediately preceding the
                                                  Settlement Date in question
                                                  exceeds the sum of all
                                                  Revolving Credit Advances made
                                                  during such period. Prior to
                                                  11:00 A.M. (Cleveland time) on
                                                  each Settlement Date, the
                                                  Agent shall give each Lender
                                                  notice specifying such
                                                  Lender's Ratable Portion of
                                                  the Settlement Amount to be
                                                  paid by such Lender on such
                                                  Settlement Date or such
                                                  Lender's Ratable Portion of
                                                  the amount to be remitted by
                                                  the Agent to the Lenders on
                                                  such Settlement Date.

                             (b) FUNDING OF TERM LOAN ADVANCE. Each Lender shall, prior to 2:00 P.M. (Cleveland time) on the date of the Term Loan Borrowing, make available to the Agent, in immediately available funds, such Lender's Ratable

                                       Portion of the Term Loan Advance
                                       comprising the Term Loan Borrowing. Such funds shall be made available at the account of the Agent maintained at the Payment Office. Unless the Agent shall have received notice from a Lender prior to the date of the Term Loan Borrowing that such Lender will not make available to the Agent such Lender's Ratable Portion of a Term Loan Borrowing, the Agent may assume prior to receipt of funds from such Lender that such Lender has made its Ratable Portion of the Term Loan Borrowing available to the Agent. In reliance upon such assumption, the Agent may, but shall not be obligated to, make available to the Borrower on the date requested for a Term Loan Borrowing funds equal to such Lender's Ratable Portion of such Term Loan Borrowing.

                             (c) AVAILABILITY OF FUNDS. Unless the Agent shall have received notice from a Lender prior to the date (or, in the case of Prime Rate Advances, prior to the time) of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's Ratable Portion of the Revolving Credit Borrowing, the Agent may assume that such Lender has made its Ratable Portion of the Revolving Credit Borrowing available to the Agent on the date of the Revolving Credit Borrowing in accordance with Section 2.4 of this Agreement. In reliance upon such assumption, the Agent may, but shall not be obligated to, make available to the Borrower on such date, a corresponding portion of the Revolving Credit Borrowing.

                             (d) FAILURE OF LENDER TO FUND. If and to the extent that any Lender shall not have made available to the Agent such Lender's Ratable Portion of the Term Loan Borrowing advanced by the Agent, such Lender's Ratable Portion of Revolving Credit Borrowing funded on the Closing Date or such Lender's Ratable Portion of any Settlement Amount in respect of Revolving Credit Borrowings advanced by the Agent, the Borrower agrees to repay to the Agent, immediately upon demand by the Agent, and such Lender agrees to reimburse the Agent in the event the Borrower does not repay the Agent, an amount equal to such Lender's Ratable Portion of such Term Loan Borrowing, such Revolving Credit Borrowing and such Settlement Amount in respect of Revolving Credit Borrowings, together with interest thereon for each day from the date such amount is made available to the

                                       Borrower until the date such amount is
                                       repaid to the Agent, at the interest rate applicable at the time to Prime Rate Advances comprising Term Loan Borrowing or Revolving Credit Borrowings, as the case may be. If such Lender shall pay to the Agent such Lender's Ratable Portion of the Term Loan Borrowing, such Revolving Credit Borrowing or such Settlement Amount prior to repayment of such amount by the Borrower, the amount so repaid shall constitute such Lender's Ratable Portion of the Term Loan Borrowing or such Revolving Credit Borrowing or such Settlement Amount and the Borrower shall have no further obligation to make the payment required by this Section. Any interest accruing on such Lender's Ratable Portion of any such Borrowings up to and including the date of repayment by the Borrower or payment by such Lender shall be for the sole account of the Agent.

                             (e)       OBLIGATION OF LENDERS TO FUND. The
                                       failure of any Lender to make any Advance to be made by it as its Ratable Portion of any Revolving Credit Borrowing or Term Loan Borrowing or to make any payment of its Ratable Portion of the Settlement Amount shall not relieve any other Lender of its obligation hereunder to make its Advance on the date of such Borrowing or to pay its Ratable Portion of the Settlement Amount on the Settlement Date. No Lender shall be responsible for the failure of any other Lender to make any Advance to be made by such other Lender or to pay its Ratable Portion of any Settlement Amount.

                  2.5 EVIDENCE OF LOANS. The Loans shall be evidenced by Revolving Loan Notes and Term Loan Notes and any notes delivered in substitution therefor (collectively, the "Notes") in form satisfactory to Agent and shall bear interest as herein provided. In case of any change after the date hereof in law or governmental rules, regulations, guidelines or orders (or any interpretations thereof) or the introduction of new laws, regulations or guidelines which become effective after the date hereof, which require Agent to reserve for unfunded credit commitments, Agent may charge Borrower an additional fee which will compensate Agent for such requirements, unless the Borrower reduces the amount of the unfunded commitment sufficient to obviate the need for such fee. Agent will only charge such fee to Borrower if the Agent is generally charging its other customers a similar fee.

                  The Agent shall make entries in its accounting system for the amount of each Advance made under the Agreement and all interest and fees as they accrue and shall credit such account for each payment of principal and interest and other amounts. Such accounts shall constitute rebuttably correct evidence of all amounts outstanding and all amounts advanced by the Agent pursuant to this Agreement.

                  2.6 LOAN PAYMENTS. All payments of interest, principal and all other amounts owing hereunder or under the Notes shall be made by the Borrower to the Agent in immediately available funds at its principal office in Cincinnati, Ohio or at such other place as the Agent may designate in writing, at such times as shall be set forth herein or in the Notes or if not so set forth, such amounts shall be payable on demand. Borrower hereby authorizes Agent, at Agent's option, to charge any account or change or increase any Loan balance of Borrower at Agent for the payment or repayment of any interest or principal of the Loans or any fees, charges or other amounts due to Agent hereunder. Agent shall be permitted to apply funds in the Cash Collateral Account to the Obligations in such order of payment as it deems appropriate. The Borrower shall make each payment to be made by the Borrower under this Agreement and under the Notes with respect to principal of, interest on, and other amounts relating to Advances, not later than 12:00 noon (Cleveland, Ohio time) on the day when due by deposit of such immediately available funds to the Agent's account maintained at the location for notices set forth in Section 14.6 of this Agreement for application to the Borrower's Loan Account. Payments received after 12:00 noon (Cleveland, Ohio time) shall be deemed to have been received on the next succeeding Business Day. After receipt of any such payment, the Agent will promptly cause to be distributed like funds relating to the payment of principal or interest or commitment fees or other fees (other than amounts payable pursuant to this Agreement solely to the Agent and amounts payable pursuant to this Agreement solely to the Letter of Credit Lender) or amounts which may be received in respect of the Obligations of the Borrower under this Agreement ratably to each of the Lenders for the account of its respective Lending Office, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office.

                             (a) APPLICATION OF PAYMENTS. The funds so distributed to each Lender shall in each case be applied by such Lender in accordance with the terms of this Agreement. Prior to the occurrence and continuation of an Event of Default, all funds received hereunder shall be applied: (i) first, to the payment of any accrued and unpaid interest and fees, in that order on an invoice by invoice basis in the order of their respective due dates, until paid in full, (ii) second, to late charges until paid in full, (iii) third, to Related Expenses until paid in full, (iv) fourth, to the outstanding principal amount of any Revolving Credit Advances in such order as the Agent may choose in its sole discretion; PROVIDED, HOWEVER, the Agent will use reasonable efforts to avoid applications that would cause early prepayment of a LIBOR Rate Borrowing prior to expiration of its applicable Interest Period, (v) fifth, to the extent there are not outstanding Revolving Credit Advances, to the principal amount of any Advance comprising any Term Borrowing which is due on the next Repayment Date, (vi) sixth, to the extent there are not outstanding Revolving Credit Advances, to the outstanding principal amount of any Advance comprising any Term Borrowing in the inverse order of maturity or in such order as the Agent may choose in its reasonable discretion and (vii) to any other Obligations of the Borrower hereunder. Upon the occurrence and during the continuation of an Event of Default, each Lender shall apply any amounts received by it in such manner and order as the Agent, in its sole discretion, elects.

                             (b) AUTHORIZATION TO CHARGE ACCOUNT. If and to the extent payment OWED to any Lender is not made when due hereunder or under the Notes, the Borrower hereby authorizes Agent to charge from time to time against any or all of the Borrower's accounts with Agent any amount so due. If and to the extent any amount payable by the Borrower to such Lender is not made when due hereunder or under any Reimbursement Agreement, the Borrower authorizes Agent to charge from time to time any amount due against any and all accounts of the Borrower maintained at Agent . Notice of any such charge shall be given promptly to the Borrower by Agent.

                             (c) COMPUTATIONS OF INTEREST AND FEES. All computations of interest, fees and other compensation shall be made by the Agent on the basis of a year of three hundred sixty- five (365) days in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of interest, fees or other amounts of compensation due hereunder shall be conclusive and binding for all purposes, absent manifest error.

                             (d) PAYMENT NOT ON BUSINESS DAY. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. Any such extension or reduction of time shall in such case be included in the computation of payment of interest, fees or other compensation, as the case may be.

                             (e)       PRESUMPTION OF PAYMENT IN FULL BY
                                       BORROWER. Unless the Agent shall have
                                       received notice from the Borrower prior
                                       to the date on which any payment is due
                                       to the Lenders hereunder that the
                                       Borrower will not make such payment in
                                       full, the Agent may assume that the
                                       Borrower has made such payment in full to the Agent on such date. In reliance upon such assumption, the Agent may, but shall not be obligated to, distribute to each Lender on such due date the amount then due such Lender. If and to the extent the Borrower shall not have made such payment in full to the Agent, each Lender shall repay to the Agent promptly upon demand the amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the rate applicable to the Borrower plus the amount of any costs, expenses, liabilities or losses incurred by the Agent in connection with its distribution of such funds.

        SECTION 3. GRANT OF SECURITY INTEREST. To secure the payment and performance of all of the Obligations the Borrower hereby grants to the Agent, for the benefit of Lenders, a continuing security interest in and assigns to the Agent, for the benefit of Lenders, all of Borrower's right and interest in and to the Collateral. The foregoing interest granted by Borrower to Agent shall be a first priority security interest and superior to all other liens and encumbrances with respect to all Collateral owned by Borrower, subject only to the Permitted Liens. Borrower acknowledges that the Loans contemplated herein represent, in part, a refinancing of certain obligations of Borrower to the Agent. Borrower agrees that all liens and security interests previously granted to the Agent by Borrower shall continue and extend to secure the Obligations, and agree that this extension shall in no manner affect or impair such liens and security interests.

        SECTION 4. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to the Agent that:

                  4.1 ORGANIZATION AND AUTHORITY. (a) The Borrowers are each corporations duly organized, validly existing and in good standing under the laws of the State of their organization and have the power and authority to conduct their business as now conducted and as proposed to be conducted while this Agreement is in effect; (b) the execution and delivery of this Agreement, the Notes and the other Loan Documents and the performance of the transactions contemplated hereby and thereby are within the authority of the Borrowers and have been duly authorized by all proper and necessary corporate action; (c) except as set forth on Schedule 4.1(c), the execution and delivery of this Agreement, the Notes and the other Loan Documents and the performance of the transactions contemplated hereby and thereby will not violate or contravene any provisions of law or the charter or by-laws of any Borrower, or result in a breach or default in respect of the terms of any agreement to which the any Borrower is a party or by which it is bound, which breach or default would result in the creation, imposition or enforcement of any lien against any of the Collateral, or would have a material adverse affect on the conduct of any Borrower's business as it is now being conducted and proposed to be conducted while this Agreement is in effect, or would otherwise materially impair the value of the security interest granted to the Agent hereunder; and (d) the Borrowers are each duly qualified and in good standing and duly authorized to do business in every jurisdiction where the nature of their properties or the conduct of their business requires such qualification and authorization, as shown on Schedule 4.1(d) attached hereto, and where the failure to qualify would have a material adverse effect on any Borrower.

                  4.2 BINDING EFFECT OF DOCUMENTS. This Agreement, the Notes and the other Loan Documents are legal and binding obligations of the Borrower enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, or other laws relating to the enforcement of creditor's rights and general equitable principles.

                  4.3 GOVERNMENT CONSENT. The execution and delivery of this Agreement, the Notes and the other Loan Documents and the performance of the transactions contemplated hereby and thereby do not require any approval or consent of any governmental agency or authority or of any other party except as set forth on Schedule 4.3.

                  4.4 FINANCIAL STATEMENTS. Borrower has delivered to the Agent copies of the financial statements of Mazel Company L.P. as of and for the year or other period ending December 31, 1996 prepared by KPMG Peat Marwick. All of these financial statements are true and correct, are in accordance with the respective books of account and records of the Borrower and have been prepared in accordance with generally accepted accounting principles, and fairly present the financial condition of the Borrower and its assets and liabilities and the results of its operations as at such date.

                  4.5 NO CHANGE IN FINANCIAL CONDITION. Since the ending date of the financial statement described in Section 4.4, there has been no change in the assets, liabilities, financial condition or operation of the Borrower, other than changes in the ordinary course of business, the effect of which have not, individually or in the aggregate, been materially adverse.

                  4.6 NO OTHER LIABILITIES. Except to the extent reflected in the financial statements described in Section 4.4 or set forth in Schedule 4.6, the Borrower, as of the date of this Agreement, does not know or have reasonable grounds to know of any basis for the assertion against it of any material liabilities or obligations of any nature, direct or indirect, accrued, absolute or contingent, including, without limitation, liabilities for taxes then due or to become due whether incurred in respect of or measured by the income of the Borrower for any period prior to the date of this Agreement or arising out of transactions entered into, or any state of facts existing prior thereto.

                  4.7 TAXES. The Borrower has filed all federal, state, local and other tax returns and reports required to be filed by it, and such returns and reports are true and correct to the best of its knowledge. The Borrower has paid all taxes, assessments and other governmental charges lawfully levied or imposed on or against it or its properties, other than those presently payable without penalty or interest or being contested in good faith.

                  4.8 NO LITIGATION. Except as described in the attached
Schedule 4.8 and disclosed from time to time pursuant to Section 4.16 hereof, there is no litigation or proceeding or governmental investigation pending or, to the knowledge of the Borrower, threatened against or relating to the Borrower, its properties or business which involves a claim or dispute which exceeds Five Hundred Thousand Dollars ($500,000.00).

                  4.9 COMPLIANCE WITH LAWS. The Borrower is not, to its knowledge, in violation of or default under any statute, law, ordinance, regulation, license, permit, order, writ, injunction or decree of any government, governmental department, commission, board, bureau, agency, instrumentality or court, which violation or default would have a material adverse effect on the business, properties or condition, financial or otherwise, of the Borrower.

                  4.10 NO DEFAULTS. The Borrower is not, to its knowledge, in default under a material order, writ, judgment, injunction, decree, indenture, agreement, lease or other instrument or contract, which default would have a material adverse effect on the business, properties or condition, financial or otherwise, of the Borrower, or in the performance of any covenants or conditions respecting any of its indebtedness for borrowed money, and no holder of any Indebtedness of the Borrower has given notice of any asserted default thereunder, and no liquidation or dissolution of the Borrower and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Borrower or its properties is pending or, to the knowledge of the Borrower, is threatened against Borrower.

                  4.11 LOCATION OF COLLATERAL. The Borrower maintains places of business and owns Collateral only at those locations shown on Schedule 4.11 attached hereto (other than certain locations disclosed in writing to Agent or as otherwise permitted by Section 5.9(g) hereof) and incorporated by reference herein and maintains its chief executive office and its books of account and records, including all records concerning Collateral at 31000 Aurora Road, Solon, Ohio 44139 and 385 Nordhoff Place, Englewood, New Jersey. All of such locations are locations where Borrower is a tenant leasing space or has a contractual arrangement to store Inventory.

                  4.12 TITLE TO COLLATERAL. With respect to the Collateral, other than as set forth on Schedule 4.12 attached hereto at the time the Collateral becomes subject to the Agent's security interest, the Borrower is and at all times will be the sole owner of and have good and marketable title to or valid leasehold interests in the Collateral, free from all liens, encumbrances and security interests in favor of any Person other than the Agent except for Permitted Liens, and has full right and power to grant the Agent a security interest therein. All information furnished to Agent concerning the Collateral is and will be complete, accurate and correct in all material respects when furnished.

                  4.13 RIGHTS OF BORROWER TO ACCOUNTS. As to each and every Account (a) it is a bona fide existing obligation, valid and enforceable against the Debtor (except as may be limited by bankruptcy or insolvency of the Debtor or general equitable principles) for a sum certain for sales of goods shipped or delivered, or goods leased, or services rendered in the ordinary course of business; (b) all supporting documents, instruments, chattel paper and other evidence of indebtedness, if any, delivered to the Agent are complete and correct and valid and enforceable in accordance with their terms (except as may be limited by bankruptcy or insolvency of the Debtor or general equitable principles) and, to the best of Borrower's knowledge, all signatures and endorsements that appear thereon are genuine, and all signatories and indorsers have full capacity to contract; (c) the Debtor is liable for payment of the amount expressed in such Account according to its terms (except as may be limited by bankruptcy or insolvency of the Debtor or general equitable principles); (d) it will be subject to no discount, allowance or special terms of payment except in the ordinary course of business without the prior approval of the Agent; (e) it is not subject to any prohibition or limitation upon assignment, except as set forth on Schedule 4.12 hereto; (f) the Borrower has full right and power to grant the Agent a security interest therein and the security interest granted in such Accounts to the Agent in Section 3 hereof, when perfected, will be a valid first security interest which will inure to the benefit of the Agent without further action. The warranties set out herein shall be deemed to have been made with respect to each and every Account now owned or hereafter acquired by the Borrower.

                  4.14 RIGHTS OF BORROWER IN INVENTORY. The Eligible Inventory is and will be saleable in the ordinary course of business and none of the Inventory is or will be stored at a location (a) other than set forth on
Schedule 4.11 or any new location of which Agent has received prior written notice after the date hereof or (b) with a bailee without the prior written consent of Agent.

                  4.15 ACCURACY OF REPRESENTATION. No representation or warranty by or with respect to the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of a material fact.

                  4.16 REPRESENTATIONS AS INDUCEMENT TO AGENT. The foregoing representations and warranties are made by the Borrower with the knowledge and intention that the Agent will rely thereon, and shall survive the execution and delivery of this Agreement and the making of all Loans hereunder. The receipt of Borrower of each Advance shall constitute a representation and warranty by Borrower that the representations and warranties of Borrower contained in this
Section 4 are true and correct in all material respects as of the date of such Advance, except to the extent such representations and warranties expressly relate to an earlier date. The Borrower shall supplement in writing, as necessary, all representations and warranties made in accordance with this Agreement, and shall deliver such supplemental disclosure to the Agent and shall otherwise be entitled to supplement in writing and deliver to the Agent any information, including without limitation, any exhibits or schedules hereto, so that the representations and warranties subject to such supplemental disclosure shall continue to be true and accurate; PROVIDED, HOWEVER, that the furnishing of such supplemental disclosure shall not constitute a cure or waiver of any Event of Default arising from the matters disclosed therein or otherwise then existing, but shall constitute, from the date of delivery of such supplemental disclosure, an amendment to the representations and warranties. Any reference in this Agreement to the representations and warranties contained herein shall mean such representations and warranties as the same may have been supplemented in accordance with the provisions of this Section.

                  4.17 ENVIRONMENTAL PROTECTION. The Borrower (a) has no actual knowledge of the permanent placement, burial or disposal of any Hazardous Substances (as hereinafter defined) on any real property leased, owned or occupied by the Borrower (the "Premises"), or any spills, releases, discharges, leaks, or disposal of Hazardous Substances that have occurred or are presently occurring on, under, or onto the Premises, or of any spills, releases, discharges, leaks or disposal of Hazardous Substances that have occurred or are occurring off the Premises as a result of the Borrower's improvement, operation, or use of the Premises which would result in non-compliance with any of the Environmental Laws (as hereinafter defined); (b) is and has been in compliance with all applicable Environmental Laws, except for such non-compliance which would not have a material adverse effect on Borrower, its financial condition, its operations, or properties; (c) knows of no pending or threatened environmental civil, criminal or administrative proceedings against the Borrower relating to Hazardous Substances; (d) knows of no facts or circumstances that would give rise to any future civil, criminal or administrative proceeding against the Borrower relating to Hazardous Substances; and (e) will not permit any of its employees, agents, contractors, subcontractors, or any other person occupying or present on the Premises to generate, manufacture, store, dispose or release on, about or under the Premises any Hazardous Substances which would result in the Premises not complying with the Environmental Laws.

                  As used herein, "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Water Quality Act of 1987, 33 U.S.C. 1251, et seq., and the Clean Air Act, 42 U.S.C. 7401, et seq., and any other federal, state or local statute ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances (hereinafter the "Environmental Laws"), but does not include such substances as are permanently incorporated into a structure or any part thereof in such a way as to preclude their subsequent release into the environment, or the permanent or temporary storage or disposal of household hazardous substances by tenants and which are thereby exempt from or do not give rise to any violation of the aforementioned Environmental Laws.

                  Further, the Borrower hereby indemnifies the Agent and holds the Agent harmless from and against any loss, damage, cost, expense or liability (including strict liability) directly or indirectly arising out of or attributable to the generation, storage, release, threatened release, discharge, disposal or presence (whether prior to or during the term of the Loan) of Hazardous Substances on, under or about the Premises (whether by the Borrower or any employees, agents, contractor or subcontractors of the Borrower or any predecessor in title or any third persons occupying or present on the Premises), or the breach of any of the representations and warranties regarding the Premises, including, without limitation: (a) those damages or expenses arising under the Environmental Laws; (b) the costs of any required or necessary repair, cleanup or detoxification of the Premises, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (c) damage to any natural resources; and (d) all reasonable costs and expenses incurred by the Agent in connection with clauses
(a), (b) and (c) including, but not limited to reasonable attorneys' fees.

                  The indemnification provided for herein shall not apply to any losses, liabilities, damages, injuries, expenses or costs which: (i) arise from the gross negligence or willful misconduct of the Agent, or (ii) relate to Hazardous Substances placed or disposed of on the Premises after the Agent acquires Borrower's interest in the Premises through foreclosure or otherwise.

                  4.18 EMPLOYEE BENEFIT PLANS. Other than as set forth on
Schedule 4.18 hereto, Borrower has no Plans, which are subject to regulation under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no other Plans, which if violated, would have a material adverse effect on Borrower, its financial condition, operations or property.

Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA, and to Borrower's knowledge no fact or situation, including but not limited to any "Reportable Event," or "Prohibited Transaction," as such terms are defined in ERISA, exists which is or is reasonably likely to be construed as a violation of ERISA in connection with any Plan. Except as would not have a material adverse effect on Borrower, Borrower (i) has complied with all applicable provisions of ERISA, including minimum funding requirements, (ii) has made all filings required to be made by Borrower or any of its Plans under ERISA, (iii) has not applied for any extensions of time in which to make contributions to any Plan maintained by it or to which it is required to contribute, (iv) has timely made all contributions and paid all premiums required to be paid to the Pension Benefit Guaranty Corporation, and (v) no matters are presently pending before the United States Labor Department or the Internal Revenue Service concerning any Plan maintained by Borrower to which it is required to contribute.

                  4.19 EMPLOYEE RELATIONS. Other than as set forth on Schedule 4.19, Borrower is not a party to any collective bargaining agreement, there are no material grievances, disputes or controversies with any union or any other organization of Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

                  4.20 INTELLECTUAL PROPERTY. Other than as set forth on
Schedule 4.20, Borrower does not own or utilize any patents, trademarks, trade names, copyrights or similar intellectual property rights, whether by license or otherwise.

                  4.21 MATERIAL AGREEMENTS. Except as disclosed on Schedule 4.21 hereto, as of the date hereof Borrower is not a party to nor is Borrower or any of its property bound by (a) any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which, if violated could have a material adverse effect on Borrower, its financial condition, operations or properties, (b) any debt instrument which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties,
(c) any security agreement, mortgage, deed of trust, pledge, assignment or other document or arrangement where any lien upon any of Borrower's property exists in favor of any person other than Agent which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties,
(d) any lease (capital, operating or otherwise), whether as lessee or lessor thereunder, which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties (e) any contract, commitment, agreement or other arrangement involving the purchase or sale of any of its property by Borrower, or the license of any right to or by Borrower, which, if terminated for any reason, could result in a material adverse effect on Borrower, its financial conditions, operations or properties, (f) any contract, commitment, agreement or other arrangement with any Affiliate which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties, (g) any management or employment contract or contract for personal services with any Person, not otherwise an Affiliate, which is not otherwise terminable at will or on less than ninety (90) days notice without liability which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties, (h) any collective bargaining agreement which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties, or (i) any other contract, agreement, understanding or arrangement which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties.

        4.22 SUBSIDIARIES AND PARTNERSHIP INTERESTS. Other than as set forth on
Schedule 4.22 hereto, Borrower has no wholly-owned subsidiaries, and owns no interest in any corporation or partnership.

        SECTION 5. AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that until all of the Obligations have been paid in full, unless the Agent shall otherwise consent in writing, it shall:

                  5.1 BOOKS AND RECORDS. Maintain complete and accurate books of account and records pertaining to the Collateral and the operations of the Borrower, and all such books of account and records shall be kept and maintained at the location specified in Section 4.11 or any new location of which Agent has received prior written notice after the date hereof as provided below. The Borrower shall not move such books of account and records or change its chief executive office without giving the Agent at least sixty (60) days prior written notice. Prior to moving any of such books of account and records or changing the location of its chief executive office, the Borrower shall execute and deliver to the Agent financing statements satisfactory to the Agent. All such books of account and records and all financial statements and reports furnished to the Agent shall be maintained and prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.

                  5.2 ACCESS TO INFORMATION. Upon reasonable prior notice and at reasonable intervals, grant the Agent and Lenders, or their representatives, full and complete access to the Collateral and to all books of account, records, correspondence and other papers relating to the Collateral during normal business hours and the right to inspect, examine, verify and make abstracts from the copies of such books of account, records, correspondence and other papers, and to investigate such other records, activities and business of the Borrower as they may deem necessary or appropriate at the time. Borrower acknowledges and agrees that Agent, for the benefit of Lenders, shall have the absolute right, in addition to any other inspection or request pursuant hereto, to conduct two (2) audits during any fiscal year of the Borrower's facilities, its books and records and the Collateral, and such additional audits as Agent deems necessary or appropriate after an Event of Default occurs and is continuing.

                  5.3 EVIDENCE OF ACCOUNTS. From time to time as the Agent may reasonably require, deliver to the Agent schedules of all outstanding Accounts. Such schedules shall be in form satisfactory to the Agent and shall show the age of such Accounts from date of invoice in intervals of not more than thirty (30) days (current and past due amounts), and contain such other information and be accompanied by such supporting documents as the Agent may from time to time prescribe. The Borrower shall also deliver to the Agent such other schedules and information as the Agent may reasonably request. The items to be provided under this Section are to be prepared and delivered to the Agent from time to time solely for its convenience in maintaining records of the Collateral and the Borrower's failure to give any of such items to the Agent shall not affect, terminate, modify or otherwise limit the Agent's security interest granted herein.

                  5.4 FINANCIAL INFORMATION. During the term of the Loans, Borrower shall deliver the following to Agent:

                             (a)       Deliver to the Agent within forty-five
                                       (45) days after the close of each fiscal quarter of the Borrower, (i) a statement of condition and statement of income and cash flows of Borrower for such period, (it being agreed that a copy of Borrower's Form 10-Q delivered to the Agent shall satisfy this requirement) accompanied by a calculation of the financial ratios in this Agreement, certified as complete and correct by the president, chief accounting or financial officer of Borrower, as well as a compliance certificate signed by the president, chief accounting or financial officer of Borrower certifying that Borrower is in compliance with all the terms and conditions of this Agreement and that all representations and warranties of Borrower hereunder (other than Section 4.21) are true and accurate in all material respects and further showing Borrower's compliance with all financial covenants herein; and (ii) a schedule reporting on gross sales from all retail store locations, the operating income from each location (before allocation of corporate expenses) and all direct and allocated expenses for each location;

                             (b) within thirty (30) days after the close of each fiscal month, a schedule, in form acceptable to Agent, of (i) all retail store locations opened by Borrower during the previous fiscal month indicating the dates of opening of such stores and (ii) all leases to which Borrower is a party or under which it occupies real property for which landlord waiver and consent agreements in form acceptable to Agent have not been executed pursuant to
                                       Section 5.19 herein;

                             (c) deliver to the Agent not more than one hundred twenty (120) days after the close of each fiscal year of the Borrower, or within such further time as the Agent may permit, audited financial statements for Borrower including a balance sheet, a related income statement and statement of cash flows, prepared in accordance with generally accepted accounting principles by independent certified public accountants acceptable to the Agent, who shall give their unqualified opinion with respect thereto (it being agreed that a copy of Borrower's Form 10-K delivered to the Agent shall satisfy this requirement) and, if any, the auditor's letter to management, provided that such financial statements shall be accompanied by a certified schedule of the Material Agreements as of the date of such financial statements;

                             (d) within ten (10) days after the end of each fiscal month, a month-end reconciliation of the Borrowing Base reports together with (i) an Accounts aging; (ii) wholesale Inventory with aging (which report shall only be required on and after January 1, 1998), and (iii) a statement in such form as Agent may require of the current status and value of all Accounts and Inventory, including a breakdown of such Inventory and Accounts as are not Eligible Inventory or Eligible Accounts, respectively.

                  5.5 OTHER INFORMATION. Furnish to the Agent for the benefit of Lenders such other financial and business information and reports in form and substance satisfactory to the Agent as and when the Agent may from time to time reasonably request.

                  5.6 MAINTENANCE OF EXISTENCE AND LICENSES. While this Agreement remains in effect and until the Obligations have been paid in full,
(a) maintain its existence in good standing; (b) make no change in the nature or character of its business; (c) maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business where the failure to do so would have a material adverse effect on Borrower, its financial condition, operations or properties and (d) at the reasonable request of the Agent, qualify as a foreign business and obtain all requisite licenses and permits in each state (other than the state of its organization) where the Borrower does business where the failure to do so would have a material adverse effect on Borrower, its financial condition, operations or properties.

                  5.7 MAINTENANCE AND INSURANCE OF PROPERTIES. Maintain and keep all of its properties, real and personal, in good working order, condition and repair and insure and keep insured all such properties at all times in such amounts and against loss of damage by fire, theft, and such other risks and hazards as are customarily insured against by businesses in similar circumstances, or as the Agent may reasonably specify from time to time, with insurers and in amounts reasonably acceptable to the Agent. Agent acknowledges that Borrower's existing insurance satisfies the requirement of this Section
5.7. If the Borrower fails to do so, the Agent may obtain such insurance and charge the cost thereof to the Borrower's account and add it to the Obligations. Agent shall be named as an additional insured and loss payee on such insurance policies to the extent that such policies insure the Collateral. All policies shall provide for at least ten (10) days prior written notice of cancellation to the Agent. Borrower shall deliver at least annually to Agent, or sooner if Agent shall request, certificates of insurance evidencing the Borrower's compliance herewith. After the occurrence and during the continuance of an Event of Default, any and all sums received by Agent in payment of insurance losses, returns or unearned premiums or any other proceeds of insurance may, at the option of Agent, be applied to the payment of all or any part of the Obligations whether or not the same is then due and payable, as the Agent may direct but, prior thereto, Borrower may receive and be entitled to apply such proceeds in the ordinary course of business. After the occurrence and during the continuance of an Event of Default, Borrower hereby assigns to Agent any return or unearned premium which may be due upon cancellation of any such policies for any reason and directs the insurers to pay Agent any amount so due. Agent or Agent's designated agent is hereby constituted and appointed Borrower's attorney-in-fact to (either in the name of Borrower or in the name of Agent) make adjustments of all insurance losses, sign all applications, receipts, releases and other papers necessary for the collection of any such loss, and any return or unearned premium, execute proof of loss, make settlements and endorse and collect all instruments payable to Borrower or issued in connection therewith. Notwithstanding any action by Agent hereunder, any and all risk of loss or damage to Borrower's Inventory, Equipment and other assets, including any risk as to the extent of any and all deficiencies in the effective insurance coverage thereof, is hereby expressly assumed by Borrower. Agent agrees that it shall have no right to take any act pursuant to such power of attorney until after the occurrence and during the continuance of an Event of Default.

                  5.8 LIABILITY INSURANCE. At all times, maintain in full force and effect such liability insurance with respect to its activities and business interruption and other insurance as may be reasonably required by Agent, such insurance to be provided by insurer(s) acceptable to Agent, and if requested by Agent, such insurance shall name Agent as an additional insured. Copies of such policies or certificates of insurance shall be provided to Agent promptly upon issuance at the request of Agent. Agent acknowledges that Borrower's existing insurance satisfies the requirement of this Section 5.8.

                  5.9 NOTICE OF CERTAIN EVENTS. Give prompt notice in writing to the Agent of any of the following:

                             (a) Thirty (30) days prior written notice of any new locations where Borrower's Inventory is to be maintained, and a notice confirming the occurrence of any such change;

                             (b)       The location of any new places of
                                       business and the change in or close of
                                       any of its existing places of business;

                             (c) Thirty (30) days prior notice of any proposed change in Borrower's name or any trade name of Borrower, and a notice confirming the occurrence of any such change;

                             (d) Any incident of any uninsured (determined in the aggregate in any fiscal year) loss or damage to Borrower's Equipment, Inventory or other physical assets, the cost of replacement of which exceeds Five Hundred Thousand Dollars ($500,000.00);

                             (e) Any event occurring after the execution hereof which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth herein and any material adverse change in financial condition, operations or properties of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or the Loan Documents including, but not limited to, a default or receipt of a notice of default under any Material Agreement;

                             (f) Any Event of Default hereunder, or any fact or circumstance or a combination thereof which with the delivery of notice or the passage of time would constitute an Event of Default hereunder; or

                             (g) Notwithstanding Section 5.9(a) above, Borrower will provide five (5) business days prior written notice of the location of any Inventory purchased jointly with any other Persons ("joint venture Inventory"), provided however, such notice is not required if Borrower reasonably anticipates that such Inventory will be held at such location for less than thirty (30) days after the date Borrower pays for such Inventory and the fair market value of such Inventory does not exceed One Million Dollars ($1,000,000.00).

                  5.10 PAYMENT OF TAXES. Pay all taxes, assessments or governmental charges lawfully levied or imposed on or against it and its properties prior to the date when such taxes, assessments or charges shall become delinquent, unless the Borrower shall contest the validity thereof in good faith with appropriate proceedings diligently pursued and shall post any bond or other security required by applicable law or adequate book reserves in accordance with GAAP have been established and are reasonably acceptable to Agent.

                  5.11 DEALINGS IN INVENTORY. With respect to the Inventory, sell or dispose of the Inventory only to buyers in the ordinary course of business. Borrower will not sell Inventory on consignment in excess of Five Hundred Thousand Dollars ($500,000.00), in the aggregate at any time. In the event of any change in location of any of the Inventory, Borrower will, prior to any such change, execute and deliver to the Agent such financing statements satisfactory to the Agent as the Agent may request.

                  5.12 CLAIMS AGAINST BORROWER. Immediately upon learning thereof, report to the Agent any claim or dispute asserted by any Debtor or other obligor with respect to any non-retail inventory or transaction, and any other matters materially affecting the value and enforceability or collectibility of any of the Collateral and shall report to Agent, upon its request, any reclamation, return (excluding any sales for value of Retail Inventory in the ordinary course) or repossession of goods. In addition, the Borrower shall, at its sole cost and expense (including reasonable attorney's fees), settle any and all such claims and disputes and indemnify and protect the Agent against any liability, loss or expense arising therefrom or out of any such reclamation, return or repossession of goods, provided, however, if the Agent shall so elect, it shall have the right upon and during the continuance of an Event of Default to settle, compromise, adjust or litigate all claims or disputes directly with the Debtor or other obligor upon such terms and conditions as it deems advisable and charge all costs and expenses thereof (including attorneys' fees) to the Borrower's account and add them to the Obligations.

                  5.13 DEFENSE OF COLLATERAL. Defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein and pay all costs and expenses (including attorneys' fees) incurred in connection with such defense.

                  5.14 FINANCING STATEMENTS. At the request of the Agent, execute and deliver such financing statements, documents and instruments, and perform all other acts as the Agent deems necessary or desirable, to carry out and perform the intent and purpose of this Agreement, and pay, upon demand, all expenses (including attorneys' fees) incurred by the Agent in connection therewith. A photocopy of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

                  5.15 FINANCIAL COVENANTS. Maintain the following financial covenants:

                             (a) Tangible Net Worth as follows: At all times equal to or exceeding Fifty Five Million Dollars ($55,000,000) and increasing each calendar quarter thereafter (on a cumulative basis) in the amount equal to sixty-five percent (65%) of the net income, after taxes, of Borrower, if positive. This covenant shall be tested quarterly.

                             (b) A ratio of Liabilities to Tangible Net Worth as at all times of not more than
                                       2.0 to 1.0.

                             (c) An Debt Service Ratio at all times not less than 2.0 to 1.0. This covenant shall be tested quarterly on a rolling twelve
                                       (12) month basis.

                             (d) A ratio of Indebtedness owing to the Lenders to EBITDA at all times not more than 4.0 to 1.0. This covenant shall be tested quarterly commencing fiscal year-end January, 1999.

                  5.16 MAINTENANCE OF AGENT ACCOUNTS. Except as otherwise agreed from time to time, concentrate all of its depository accounts with Agent, including without limitation, all demand deposit, lock box, time deposit, concentration and zero balance accounts except, however, certain accounts necessary for the operation of its retail locations need not be maintained at the

Agent provided arrangements acceptable to the Agent have been established for the immediate transfer of funds to accounts maintained at Agent. Borrower shall provide Agent with a power of attorney with respect to each such account, which Agent may only utilize after the occurrence and continuation of an Event of Default. Borrower further agrees to cause Guarantor to concentrate all of its depository accounts with Agent, including without limitation, all demand deposit, lock box, time deposit, concentration and zero balance accounts. Borrower shall also cause Guarantor to provide Agent with a power of attorney with respect to each such account, which Agent may only utilize after the occurrence and continuation of an Event of Default.

                  5.17 COMPLIANCE WITH LEASES. Borrower will comply in all material respects with the provisions of all leases to which it is a party or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder; PROVIDED, HOWEVER, that the Borrower may cancel, surrender or modify any lease or leases or contest in good faith any provision thereof if such action is reasonably deemed by the Borrower advantageous to its business and if no forfeiture, other than reasonable settlement payments in connection with such surrenders or cancellations, under any such lease results therefrom.

                  5.18 ERISA. The Borrower shall, to the extent required by applicable law, with respect to any Plan in effect now or in the future:

                             (a) at all times make timely payment of contributions required to meet the minimum funding standards set forth in
                                       Section 302 through 305 of ERISA with
                                       respect to its plan,

                             (b) promptly, after the filing thereof, furnish to the Agent copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with its plan for the plan year, including any certified financial statements or actuarial statements required pursuant to said Section 103,

                             (c) notify the Agent immediately of any fact, including, but not limited to, any "Reportable Event," as that term is defined in Section 4043 of ERISA, arising in connection with the plan which would constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer the plan,

                             (d) notify the Agent of any "Prohibited Transaction" as that term is defined in
                                       Section 406 of ERISA.

                  The Borrower will not:

                             (e)       engage in any "Prohibited Transaction,"
                                       or

                             (f) terminate any such plan in a manner which could result in the imposition of a lien on the property of the Borrower pursuant to Section 4068 of ERISA.

                  5.19 LANDLORD WAIVER AND CONSENT AGREEMENTS. The Borrower agrees to assign to Agent for the benefit of Lenders, within sixty (60) days from the date hereof, all leases to which it is a party or under which it occupies property as additional security for Borrower's Obligations.
Borrower further agrees to assign to Agent for the benefit of Lenders, within sixty (60) days from the date such location is occupied, all leases to which it becomes a party to or under which it occupies property hereafter as additional security for Borrower's Obligations. The Borrower further agrees to use its best efforts to cause all the owners and/or landlord's of such real properties currently occupied to execute landlord waiver and consent agreements in form acceptable to Agent, provided the failure to cause the execution of any of the foregoing landlord waiver and consent agreements shall not be deemed a breach of this covenant if sufficient Reserves are maintained with the Lenders. The Borrower further agrees to use its best efforts to cause all the owners and/or landlord's of retail store locations opened by Borrower hereafter to execute landlord waiver and consent agreements in form acceptable to Agent, within sixty (60) days from the date such retail store location is occupied.

                  5.20 GUARANTY. Borrower agrees to cause Odd-Jobs Holding, Inc., a Delaware corporation, and ZS Peddlers Mart, Inc., a Delaware corporation, to execute a Guaranty Agreement and Security Agreement, in form acceptable to Agent, as additional security for Borrower's Obligations.

                  5.21 LEGAL OPINION. Borrower shall deliver to Agent for the benefit of Lenders a favorable opinion of counsel in form and substance acceptable to Agent.

        SECTION 6. NEGATIVE COVENANTS. The Borrower covenants and agrees that until the Obligations have been paid in full, unless the Agent shall consent in advance in writing, it shall not:

                  6.1 SALE OF ASSETS OR MERGER. Discontinue its business or liquidate, sell, transfer, assign or otherwise dispose of a material part of its assets or of the Collateral, by sale, merger, consolidation or otherwise, provided, however, that it may (a) sell in the ordinary course of business and for a full consideration in money or money's worth, any product, merchandise or service produced, marketed or furnished by it and (b) sell any equipment owned by Borrower which becomes obsolete.

                  6.2 LIENS AND ENCUMBRANCES. Except as set forth on Schedule 6.2, sell, assign, pledge, grant or suffer to exist a security interest, lien, mortgage or other encumbrance on any of the Collateral to any person other than the Agent, or permit any lien, encumbrance or security interest to attach to any of the Collateral, except in favor of the Agent and except for Permitted Liens.

                  6.3 CONTINGENT LIABILITIES. Except for Permitted Indebtedness, endorse, guarantee or become surety for the obligations of any Person, firm or corporation, except that the Borrower may endorse checks and negotiable instruments for collection or deposit in the ordinary course of business.

                  6.4 LOANS. Except as set forth on Schedule 6.4, make any loans or other advances of money, or grant extensions of credit which in the aggregate exceed Fifty Thousand Dollars ($50,000.00) during any fiscal year (other than normal extensions of trade credit in the ordinary course of business and reasonable salary, travel or relocation advances, and other similar advances in the ordinary course of business) to any Person. Borrower also shall not repay any existing loans made to it by its Affiliates.

                  6.5 DIVIDENDS. Make any Dividends (by way of redemption or otherwise) to any of its shareholders.

                  6.6 DEALINGS WITH ACCOUNTS. Compromise or discount any Account except for ordinary trade discounts or allowances for prompt payment, or other discounts or credits in the ordinary course of business.

                  6.7 INVESTMENTS. Change its name or consolidate or merge with any other entity or, except as permitted here or as shown on Schedule 6.7 hereto, acquire or purchase any equity interest in any other entity, including shares of stock of other corporations, or acquire or purchase any assets or assume any obligations, except that the Borrower is permitted to own notes and other receivables acquired in the ordinary course of business. Notwithstanding the foregoing, the Borrower shall be permitted to (i) invest its cash in highly liquid, investment grade corporate and governmental obligations, and (ii) purchase or acquire assets of any other Person which is not an Affiliate where the consideration paid (whether cash, assumption of liability or otherwise) is less than $5,000,000.00 in the aggregate with any other transactions in any fiscal year of Borrower.

                  6.8 CHANGE IN MANAGEMENT OR BUSINESS. Change its management or make any material change in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Loans, as determined by the Agent. Reuven Dessler shall continue to hold the positions of Chairman of the Board and Chief Executive Officer of Borrower and perform the duties of that position, and Brady Churches shall continue to hold the position of President of Borrower and perform the duties of that position, provided, however, if either Reuven Dessler or Brady Churches is terminated as a result of death, long-term disability or otherwise, Borrower shall be in compliance with this Section 6.8 if within ninety (90) days thereafter a replacement reasonably acceptable to Agent is appointed.

                  6.9 TRANSACTIONS WITH AFFILIATES. Except as set forth on
Schedule 6.9 hereto, enter into, or be a party to, any transaction with any of Borrower's Affiliates after the date hereof, except in the ordinary course of business, pursuant to the reasonable requirements of Borrower's business, and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower than Borrower could obtain in a comparable arm's length transaction with a person not an Affiliate of Borrower. Notwithstanding the foregoing, transfers of Inventory at cost, among the Borrower and its Affiliates, shall not be deemed a violation of this provision.

                  6.10 AMENDMENTS TO PARTNERSHIP AGREEMENT. Borrower will not cause or permit any material amendment to the terms and provisions of any partnership agreement of any partnership(s) in which any of Borrower has an interest if such amendment adversely affects the business affairs or operations of Borrower or Borrower's ability to perform the Obligations.

                  6.11 INDEBTEDNESS. Borrower shall not directly or indirectly create, incur, assume, guaranty or be or remain liable with respect to any Indebtedness, except for (a) any Indebtedness to Agent pursuant to this Agreement or the other Loan Documents; (b) other Permitted Indebtedness; and (c) the Indebtedness listed on Schedule 6.11 of this Agreement.

                  6.12 OTHER LETTERS OF CREDIT. Borrower will not request or obtain any letters of credit from any financial institution or other provider of letters of credit other than Agent.

                  6.13 CAPITAL EXPENDITURES. Borrower shall not expend funds or accrue expense for any machinery, equipment, real or personal property or any other type of property including leasehold improvements, whether through direct purchases and capitalized lease obligations, in excess of (i) Eight Million Dollars ($8,000,000.00) in the aggregate during fiscal year-end January, 1999, and an aggregate amount not to exceed fifty percent (50%) of EBITDA in any fiscal year thereafter, (ii) a one time expense of One Million Five Hundred Thousand Dollars ($1,500,000.0) for a point of sale inventory control system; and (iii) Seven Hundred Thousand Dollars ($700,000.00) to fixture and equip each new retail location. The capital expense limits contained herein are subject to the continued compliance by the Borrower (prior to and after giving effect to the expenditure) with the covenants and obligations herein. Borrower shall be permitted to carry-forward as an additional capital expense allowance the amount of any unexpended portion of the capital expense limitation which had been designated for scheduled capital expenditures.

                  6.14 CHANGES IN CONTROL. So long as any of the Obligations remain outstanding, permit to occur a change in record or beneficial ownership of voting stock or voting control of either Borrower or any Guarantor constituting a 20% or more change in ownership or voting power, without Agent's prior written consent, which consent shall not be unreasonably withheld.

        SECTION 7. COLLECTION OF COLLATERAL AND NOTICE OF ASSIGNMENT.

                  7.1 RECEIPTS IN RESPECT OF COLLATERAL. All collections on the Collateral shall be directed to Agent, which shall, on a daily basis, will apply all of the collected balance of such receipts against the Obligations to the extent of the outstanding balance under the Revolving Note, the amount, order and method of such application to be in the sole discretion of Agent provided the Agent shall not utilize such funds as a prepayment of the Term Loan prior to an Event of Default. Any part of the collected balance of such receipts which the Agent elects not to apply to Borrower's Obligations shall be paid over and deposited by Agent to the Borrower's commercial account (which will, prior to an Event of Default, be made available to Borrower).

                  7.2 NOTICE OF ASSIGNMENT. After the occurrence and during the continuance of an Event of Default the Agent shall have the right at any time to notify Debtors of its security interest in the Accounts and to require payments to be made directly to the Agent. Upon request of the Agent after the occurrence and during the continuance of an Event of Default Borrower will so notify the Account Debtors and will indicate on all billings to the Account Debtors that the Accounts are payable to the Agent. To facilitate direct collection, the Borrower hereby appoints the Agent and any officer or employee of the Agent, as the Agent may from time to time designate, as attorney-in-fact for the Borrower to (a) receive, open and dispose of all mail addressed to the Borrower and take therefrom any payments on or proceeds of Accounts; (b) take over the Borrower's post office boxes or make other arrangements, in which the Borrower shall cooperate, to receive the Borrower's mail, including notifying the post office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Agent shall designate; (c) endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, money orders, notes, acceptances or other evidences or payment or Collateral that may come into the Agent's possession; (d) sign and endorse the name of the Borrower on any invoice or bill of lading relating to any of the Accounts, on verifications of Accounts sent to any Debtor, to drafts against Debtors, to assignments of Accounts and to notices to Debtors; and (e) do all acts and things necessary to carry out this Agreement, including signing the name of the Borrower on any instruments required by law in connection with the transactions contemplated hereby and on financing statements as permitted by the Uniform Commercial Code. The Borrower hereby ratifies and approves all acts of such attorneys-in-fact, and neither the Agent nor any other such attorney-in-fact shall be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any of the Obligations remain unsatisfied. Agent agrees that it shall no right to take any act pursuant to such power of attorney until after the occurrence and during the continuance of an Event of Default.

                  7.3 ENFORCEMENT OF ACCOUNTS. The Agent shall not, under any circumstances, be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any Accounts or any instruments received in payment thereof or for any damage resulting therefrom, except for its gross negligence or willful misconduct. The Agent may, after the occurrence and during the continuance of an Event of Default and without notice to or consent from the Borrower, sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts or any securities, instruments or insurance applicable thereto and/or release the obligator thereon. The Agent is authorized to accept the return of the goods represented by any of the Accounts, without notice to or consent by the Borrower, or without discharging or any way affecting the Obligations hereunder.

                  7.4 RETURNED OR REJECTED GOODS. After the occurrence and during the continuance of an Event of Default or upon receipt of any returned or rejected non-retail goods in an amount in excess of Five Hundred Thousand Dollars ($500,000.00) the Borrower shall immediately issue and deliver a copy of a credit memo to the Agent with respect thereto. Or, at the Agent's election, the Borrower shall set aside such goods, mark them in the Agent's name and hold them in trust for the Agent at the Borrower's expense, and, upon request, shall pay the Agent the sales price thereof. If the Agent shall request the Borrower to pay the sales price of such goods and the Borrower fails to forthwith pay the sales price to the Agent, the Agent may take possession of such goods and sell or cause the goods to be sold, at public or private sale, at such prices, to such purchasers and upon such terms as the Agent deems advisable. The Borrower shall remain liable to the Agent for any deficiency and shall pay the costs and expenses of such sale, including reasonable attorneys' fees.

                  7.5 VERIFICATION OF ACCOUNTS. The Agent may confirm and verify all Accounts in any reasonable manner at any time after prior notice to the Borrower. Borrower agrees to cooperate with Agent in the confirmation and verification of any Accounts, or reconciling any discrepancy between those amounts verified by the Agent and information provided to the Agent by the Borrower.

                  7.6 LIMITATION OF AGENT'S LIABILITY. The Agent shall not be liable for or prejudiced by any loss, depreciation or other damage to Accounts or other Collateral unless caused by the Agent's gross negligence or willful misconduct, and the Agent shall have no duty to take any action to preserve or collect any Account or other Collateral; except that the Agent shall use reasonable care with respect to all Collateral in its possession. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility or liability for (a) ascertaining or taking action with respect to the collection or collectibility of any Accounts, (b) taking any necessary steps to preserve rights against any parties claiming an interest in the Collateral, or (c) the inspection of Inventory for defects therein.

        SECTION 8. SERVICE CHARGES. In addition to the principal and interest on the Loans and the reimbursement of expenses to Agent pursuant to this Agreement. Borrower shall pay to (i) Agent, for the benefit of Lenders, an annual facility fee of one-eighth (1/8) of one percent (1%) of the unused portion of the Revolving Loan (determined at the end of each fiscal quarter based upon the average daily balance outstanding {which for this purpose shall include amounts reserved for drawings under outstanding Letters of Credit} under the Revolving Loan Note during the preceding quarter) payable quarterly in arrears; and (ii) Agent, for the benefit of the Letter of Credit Lender, a negotiation commission of (x) one percent (1%) of the stated amount of any Standby Letter of Credit issued pursuant hereto or (y) one-quarter (1/4%) of one percent of the stated amount of any Commercial Letter of Credit issued pursuant hereto, payable quarterly in arrears based upon the Letter of Credits negotiated in the previous quarter, plus an issuance fee of Sixty-Five Dollars ($65.00) for each such Letter of Credit. All such fees shall be payable in full within ten (10) days of a billing from Agent in respect thereof. Letter of Credit Lender shall be permitted to alter the Letter of Credit issuance fee stated herein at such time as the Letter of Credit Lender is changing its fees generally charged its customers, and shall give notice to Borrower thereof.

        SECTION 9. ONE GENERAL OBLIGATION: CROSS COLLATERAL. All loans and advances by Agent to Borrower under this Agreement and under the other Loan Documents constitute one loan, and all indebtedness and obligations of Borrower to Agent under this and such other agreements, present and future, constitute one general obligation secured by the Collateral and security held and to be held by Agent hereunder and by virtue of all other Loan Documents between Borrower and Agent now and hereafter existing. It is expressly understood and agreed that all of the rights of Agent contained in this Agreement shall likewise apply insofar as applicable to any modification of or supplement to this Agreement and to any other Loan Document, present and future, between Agent and Borrower. In the event that this Agreement is terminated, the Agent agrees to release its liens and security interest in the Collateral and the Obligations shall no longer be secured by the Collateral.

        SECTION 10. EVENTS OF DEFAULT AND REMEDIES.

                  10.1 EVENTS OF DEFAULT. The following shall constitute Events of Default under this Agreement, it being agreed that time is of the essence hereof: (a) failure of the Borrower to pay when due any of the Obligations; (b) failure of the Borrower and/or Guarantor to observe or perform any covenant contained in this Agreement or in any other Loan Document; (c) discovery that any representation or warranty at any time made by the Borrower and/or Guarantor to the Agent in this Agreement or in any Loan Document (including documents and materials delivered to the Agent for the purpose of obtaining the Loans) is, untrue or misleading in any material respect at the time made; and (d) suspension by the Borrower and/or Guarantor of the operation of its present business, or the insolvency of the Borrower and/or Guarantor, or the inability of the Borrower and/or Guarantor to meet its debts as they mature, or its admission in writing to such effect, or its calling any meeting of all or any of its creditors or committing any act of bankruptcy, or the filing by or against the Borrower and/or Guarantor of any petition under any provision of the Bankruptcy Act, as amended, or the entry of any judgment or filing of any lien against the Borrower and/or Guarantor. Notwithstanding the foregoing, Agent shall provide Borrower with (i) two (2) business days' notice and opportunity to cure any default arising from the failure of Borrower to pay when due any of the monetary Obligations owed to Agent, (ii) fifteen (15) calendar days' notice and opportunity to cure any violation of the covenants contained in Section 5.15,
(iii) thirty (30) calendar days' notice and opportunity to cure any other act or omission constituting an Event of Default under the Loan Documents OTHER THAN as set forth in Section 10.1 (c) and (d) and Sections 6 and 7 of this Agreement for which no notice is required and no opportunity to cure is available without the written consent of Agent and (iv) sixty (60) days opportunity to cause the dismissal of any involuntary proceeding commenced against Borrower under the Bankruptcy Act in which the Agent is not a petitioner.

                  10.2 RIGHTS OF AGENT UPON DEFAULT. Upon the occurrence and during the continuance of an Event of Default described in Section 10.1, the Agent at its option may: (a) declare the Obligations of the Borrower immediately due and payable, without presentment, notice, protest or demand of any kind for the payment of all or any part of the Obligations (all of which are expressly waived by Borrower) and exercise all of its rights and remedies against the Borrower and any Collateral provided herein or in any other agreement between Borrower and Agent and (b) exercise all rights granted to a secured party under the Ohio Uniform Commercial Code or otherwise. Upon the occurrence and during the continuance of an Event of Default, Agent may take possession of the Collateral, or any part thereof, and Borrower hereby grants Agent authority to enter upon any premises on which the Collateral may be situated, and remove the Collateral from such premises or use such premises, together with the materials, supplies, books and records of Borrower, to maintain possession and/or the condition of the Collateral and to prepare the Collateral for sale. Borrower shall, upon demand by Agent, assemble the Collateral and make it available at a place designated by Agent which is reasonably convenient to both parties. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent will give Borrower reasonable notice of the time and place of any public sale thereof or of the time after which any private sales or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of the Borrower shown at the beginning of this Agreement at least ten (10) days prior to the time of such sale or disposition.

                  10.3 APPLICATION OF PROCEEDS. The Agent shall have the right to apply the proceeds of any disposition of the Collateral to the payment of the Obligations in such order of application as the Agent may, in its sole discretion, elect.

                  10.4 REMEDIES CUMULATIVE. The rights, options and remedies of the Agent shall be cumulative and no failure or delay by the Agent in exercising any right, option or remedy shall be deemed a waiver thereof or of any other right, option or remedy, or waiver of any Event of Default hereunder, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. Agent shall not be deemed to have waived any of the Agent's rights hereunder or under any other agreement, instrument or paper signed by Borrower unless such waiver be in writing and signed by the Agent.

                  10.5 ADVANTAGE. Each Lender agrees with the other Lenders that if at any time it shall obtain any Advantage over the other Lenders or any thereof in respect of the Advances it will purchase from such other Lender or Lenders, for cash and at par, such additional participation in the Advances owing to the other or others as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (with interest and other charges if and to the extent actually incurred by the Lender receiving the Advantage) ratably to the extent of the recovery. During the existence of any Potential Default, any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) of any indebtedness owing by the Borrower to any Lender shall be applied to the Obligations owing to that Lender until the same shall have been paid in full before any thereof shall be applied to other indebtedness owing to that Lender.

        SECTION 11. THE AGENT.

                  11.1 THE AGENT. Each Lender irrevocably appoints the Agent to act as agent under this Agreement and the Loan Documents for the benefit of such Lender, with full authority to take such actions, and to exercise such powers, on behalf of the Lenders in respect of this Agreement and the Loan Documents as are herein and therein respectively delegated to the Agent or as are reasonably incidental to those delegated powers. The Agent in such capacity shall be deemed to be an independent contractor of the Lenders. Notwithstanding anything herein to the contrary, the Agent is hereby expressly and irrevocably authorized by each of the Lenders, as agent on behalf of itself and the other Lenders:

                             (a) To receive on behalf of each of the Lenders any payment or collection on account of the Obligations and to distribute to each Lender its Ratable Portion of all such payments and collections so received as provided in this Agreement;

                             (b) To receive all documents and items to be furnished to the Lenders under the Loan Documents (nothing contained herein shall relieve the Borrower of any obligation to deliver any item directly to the Lenders to the extent expressly required by the provisions of this Agreement);

                             (c) To act or refrain from acting in this Agreement and in the other Loan Documents with respect to those matters so designated for the Agent;

                             (d) To act as nominee for and on behalf of the Lenders in and under this Agreement and the other Loan Documents;

                             (e) To arrange for the means whereby the funds of the Lenders are to be made available to the Borrower;

                             (f) To distribute promptly to the Lenders, if required by the terms of this Agreement, all written information, requests, notices, payments, prepayments, documents and other items received from the Borrower or other Person;

                             (g) To waive any provisions of this Agreement or the other Loan Documents on behalf of the Lenders subject to the requirement that certain of the Lenders' consent be obtained in certain instances as provided in Section 11.20 or Section 11.21;

                             (h) To deliver to the Borrower and other Persons, all requests, demands, approvals, notices, and consents received from any of the Lenders;

                             (i) To exercise on behalf of each Lender all rights and remedies of the Lenders upon the occurrence of any Event of Default and/or Default specified in this Agreement and/or in any of the other Loan Documents or applicable Laws;

                             (j) To execute any of the Loan Documents on behalf of the Lenders as the secured party for the benefit of the Agent and the Lenders; and

                             (k) To take such other actions as may be requested by the requisite Lenders.

                  11.2 NATURE OF APPOINTMENT. The Agent shall have no fiduciary relationship with any Lender by reason of this Agreement and the Loan Documents. The Agent shall not have any duty or responsibility whatsoever to any Lender except those expressly set forth in this Agreement and the Loan Documents. Without limiting the generality of the foregoing, each Lender acknowledges that the Agent is acting as such solely as a convenience to the Lenders and not as a manager of the commitments or the Obligations evidenced by the Notes. This
Section 11 does not confer any rights upon the Borrower or anyone else (except the Lenders), whether as a third party beneficiary or otherwise.

                  11.3 AGENT AS A LENDER; OTHER TRANSACTIONS. The Agent's rights as a Lender under this Agreement and the Loan Documents shall not be affected by its serving as the Agent. The Agent and its Affiliates may generally transact any banking, financial, trust, advisory or other business with the Borrower (including, without limitation, the acceptance of deposits, the extension of credit and the acceptance of fiduciary appointments) without notice to the Lenders, without accounting to the Lenders, and without prejudice to the Agent's rights as a Lender under this Agreement and the Loan Documents except as may be expressly required under this Agreement. Each of the Lender's and their respective Affiliates may generally transact any banking, financial, trust, advisory or other business with the Borrower (including, without limitation, the acceptance of deposits, the extension of credit and the acceptance of fiduciary appointments) without notice to the other Lenders, without accounting to such Lenders, and without prejudice to its rights as a Lender under this Agreement and the Loan Documents except as may be expressly required under this Agreement as to such Lender or prohibited hereunder as to the Borrower.

                  11.4 INSTRUCTIONS FROM LENDERS. The Agent shall not be required to exercise any discretion or take any action as to matters not expressly provided for by this Agreement and the Loan Documents (including, without limitation, collection and enforcement actions in respect of any Obligations under the Notes or this Agreement and any collateral therefor) EXCEPT that the Agent shall take such action (or omit to take such action) other than actions referred to in Section 12.1 of this Agreement, as may be reasonably requested of it in writing by each of the Lenders with instructions and which actions and omissions shall be binding upon all of the Lenders: PROVIDED, HOWEVER, that the Agent shall not be required to act (or omit any act) if, in its judgment, any such action or omission might expose the Agent to personal liability or might be contrary to this Agreement, any Loan Document or any applicable Law.

                  11.5 LENDER'S DILIGENCE. Each Lender (a) represents and warrants that it has made its decision to enter into this Agreement and the Loan Documents and (b) agrees that it will make its own decision as to taking or not taking future actions in respect of this Agreement and the Loan Documents; in each case without reliance on the Agent or any other Lender and on the basis of its independent credit analysis and its independent examination of and inquiry into such documents and other matters as it deems relevant and material.

                  11.6 NO IMPLIED REPRESENTATIONS. The Agent shall not be liable for any representation, warranty, agreement or obligation of any kind of any other party to this Agreement or anyone else, whether made or implied by any Borrower in this Agreement or any Loan Document or by a Lender in any notice or other communication or by anyone else or otherwise.

                  11.7 SUB-AGENTS. The Agent may employ agents and shall not be liable (except as to money or property received by it or its agents) for any negligence or misconduct of any such agent selected by it with reasonable care.

                  11.8 AGENT'S DILIGENCE. The Agent shall not be required: (a) to keep itself informed as to anyone's compliance with any provision of this Agreement or any Loan Document, (b) to make any inquiry into the properties, financial condition or operation of the Borrower or any other matter relating to this Agreement or any Loan Document, (c) to report to any Lender any information (other than which this Agreement or any Loan Document expressly requires to be so reported) that the Agent or any of its Affiliates may have or acquire in respect of the properties, business or financial condition of the Borrower or any other matter relating to this Agreement or any Loan Document or (d) to inquire into the validity, effectiveness or genuineness of this Agreement or any Loan Document.

                  11.9 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge of any Potential Default or Event of Default unless and until it shall have received a written notice describing it and citing the relevant provision of this Agreement or any Loan Document. The Agent shall give each Lender reasonably prompt notice of any such written notice except, of course, to any Lender that shall have given the written notice.

                  11.10 AGENT'S LIABILITY. Neither the Agent nor any of its directors, officers, employees, attorneys, and other agents shall be liable for any action or omission on their respective parts except for gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the
Agent: (i) may treat the payee of any Revolving Credit Note as the holder thereof until the Agent receives a fully executed copy of the Assignment Agreement required by Section 12.1(b) of this Agreement signed by such payee and in form satisfactory to the Agent and the fee required by Section 12.1(b) of this Agreement; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice or such counsel, accountants or experts which have been selected by the Agent with reasonable care; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document, including, without limitation, the truth of the statements made in any certificate delivered by the Borrower pursuant to this Agreement or any other similar notice or delivery, the Agent being entitled for the purposes of determining fulfillment of the conditions set forth therein to rely conclusively upon such certificates, (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes or any other Loan Document or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or collateral covered by any agreement or any other Loan Document and (vi) shall incur no liability under or in respect of this Agreement, the Notes or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it in good faith to be genuine and correct and signed or sent by the proper party or parties.

        Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower, with the exception of any intentional misconduct or gross negligence of such parties, on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or under any Loan Document or in connection herewith or therewith.

        The Lenders each hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, the Notes or any other Loan Document unless it shall be requested in writing to do so by each of the Lenders.

                  11.11 AGENT'S INDEMNITY. The Lenders shall indemnify the Agent, in its capacity as Agent and as Letter of Credit Lender (to the extent the Agent is not reimbursed by the Borrower) from and against (a) any loss or liability (other than any caused by the Agent's gross negligence or willful misconduct) incurred by the Agent as such in respect of this Agreement, the Notes, the Letters of Credit or any Loan Document (as the Agent or Letter of Credit Lender) and (b) any out-of-pocket expenses incurred in defending itself or otherwise related to this Agreement, the Notes, any Letter of Credit or any Loan Document (other than any caused by the Agent's gross negligence or willful misconduct) including, without limitation, reasonable fees and disbursements of legal counsel of its own selection (including, without limitation, the reasonable interdepartmental charges of its salaried attorneys) in the defense of any claim against it or in the prosecution of its rights and remedies as the Agent (other than the loss, liability or costs incurred by the Agent in the defense of any claim against it by the Lenders arising in connection with its actions in its capacity as Agent); PROVIDED, HOWEVER, that each Lender shall be liable for only its Ratable Portion of the whole loss or liability.

                  11.12 LENDER PURPOSE. Each Lender represents and warrants to the Agent, the other Lenders and the Borrower that such Lender is familiar with the Securities Act of 1933, as amended, and the rules and regulations thereunder and is not entering into this Agreement with any intention to violate such Act or any rule or regulation thereunder. Each Lender shall at all times retain full control over the disposition of its assets subject only to Section 12.1 and 12.2 of this Agreement and to all applicable Law.

                  11.13 LENDER INDEMNIFICATION. Each Lender providing cash management or similar services to the Borrower agrees to indemnify each of the other Lenders (the "Other Lenders") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Other Lender in any way relating to or arising out of the cash management or similar services provided by such Lender to the Borrower or any action or inaction of such Lender in connection therewith.

                  11.14 RELEASE OF COLLATERAL. The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any lien granted to or held by the Agent upon any property covered by this Agreement or the Loan Documents:

                             (i) upon termination of the commitments set forth in this Agreement and payment and satisfaction of all Obligations;


                             (ii) constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and the Agent may rely in good faith conclusively on any such certificate, without further inquire);

                             (iii) constituting property leased to the Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower to be, renewed or extended; or

                             (iv)      constituting property covered by
                                       Permitted Liens with lien priority
                                       superior to those liens in favor or for
                                       the benefit of the Lenders.

                  11.15 CONFIRMATION OF AUTHORITY, EXECUTION OF RELEASES. Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Lenders as set forth in
Section 11.1, each Lender agrees to confirm in writing, upon request by the Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon the Agent under Section 11.1 So long as no Event of Default is then continuing, upon receipt by the Agent of confirmation from the requisite percentage of the Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon such Collateral; PROVIDED, HOWEVER, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any liens upon (or obligations of any Person, in respect of), all interests retained by any Person, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

                  11.16 AGENCY FOR PERFECTION. Each Lender hereby appoints the Agent and each other Lender as agent for the purpose of perfecting the Lenders' liens in Collateral which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction or otherwise, can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor, shall deliver such Collateral to the Agent or in accordance with the Agent's instructions.

                  11.17 EXERCISE OF REMEDIES. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by the Agent.

                  11.18 CONSENTS. In the event the Agent requests the consent of a Lender and does not receive a written denial thereof, or a written notice from a Lender that due course consideration of the request requires additional time, in each case, within ten (10) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have given such consent.

                  11.19 AMENDMENTS; WAIVERS. Except as set forth herein, this Agreement and the other Loan Documents may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Agent and the Borrower, and, to the extent provided in Sections 11.20 and 11.21, the consent of the requisite Lenders. No waiver of any provision of this Agreement or of any of the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event by effective unless the same shall be in writing signed by the Lenders. No course of dealing between the Borrower and the Agent and/or any of the Lenders and no act or failure to act from time to time on the part of the Agent and/or any of the Lenders shall constitute a waiver, amendment or modification of any provision of this Agreement or any of the other Loan Documents or any right or remedy under this Agreement, under any of the other Loan Documents or under applicable Laws. Without implying any limitation on the foregoing, and subject to the provisions of Section 11.20:

        (a) Any waiver or consent shall be effective only in the specific instance, for the terms and purpose for which given, subject to such conditions as the Agent and Lenders may specify in any such instrument.

        (b) No waiver of any Default or Event of Default shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereto.

        (c) No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

        (d) No failure or delay by the Lenders to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of any of the other Loan Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver, amendment or modification of any such term, condition, covenant, amendment or modification of any such term, condition, covenant or amendment or of any breach or preclude the Lenders from exercising any such right, power or remedy at any time or times.

        (e) By accepting payment after the due date of any amount payable under this Agreement or under any of the other Loan Documents, the Lenders shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Loan Documents, or to declare a default for failure to effect such prompt payment of any such other amount.

                  11.20 CIRCUMSTANCES WHERE UNANIMOUS CONSENT OF LENDERS IS REQUIRED.

        Notwithstanding anything to the contrary contained herein, no amendment, modification, change or waiver shall be effective without the consent of all of the Lenders:

                  (a) to extend the maturity of the principal of, or interest on, any Note;

                  (b) to reduce the principal amount of any Note, the rate of interest thereon or the fees due to the Lenders, except as expressly permitted therein;

                  (c) to increase the aggregate loan commitments pursuant to this Agreement;

                  (d) to extend the date of payment of principal or, or interest on, any Note;

                  (e) to change the manner of pro rata application by the Agent of payments made by the Borrower, or any other payments required hereunder or under the other Loan Documents;

                  (f)        to modify this Section, Section 11.21 or Section
                             11.14;

                  (g) to waive any failure of the Borrower to pay when due any of the Obligations.

                  11.21  CIRCUMSTANCES WHERE CONSENT OF LENDERS IS REQUIRED.

        Notwithstanding anything to the contrary contained herein, no amendment, modification, change or waiver shall be effective without the consent of Lenders whose aggregate Ratable Portion comprises at least fifty-one percent (51%) and the consent of a minimum of two (2) Lenders:

                  (a) to change the method of calculation utilized in connection with the computation of interest and fees;

                  (b) to release or agree to subordinate any portion of any Collateral or Loan Document (except to the extent provided herein or therein) in excess of One Million Dollars ($1,000,000);

                  (c) to, except for any standards for which Agent has been granted discretion herein, change the standards used in determining Eligible Accounts or Eligible Inventory if the Borrowing Base is materially increased as a result of the change;

                  (d)        to change the definition of "Borrowing Base";

                  (e) to release or waive any indemnification provision set forth in the Loan Documents;

                  (f)        to modify the covenants in Section 5.15 herein; or

                  (g) to modify any use of proceeds provision set forth herein.

        Additionally, no change may be made to the amount of a Lender's loan commitment or to the Lender's Ratable Portion without the prior written consent of the Lender.

        SECTION 12. TRANSFERS AND ASSIGNMENTS.

                  12.1 TRANSFER OF COMMITMENTS. Each Lender shall have the right at any time or times to transfer to another financial institution, without recourse, all or any part of: such Lender's Revolving Credit Commitment, or Term Loan Commitment; any Advance made by such Lender; any Note executed in favor of such Lender, and such Lender's participations, if any, purchased pursuant to
Section 10.5 of this Agreement; PROVIDED, HOWEVER, in each such case, that the transferor and the transferee shall have complied with the following requirements:

                             (a)       PRIOR CONSENT. No transfer may be
                                       consummated pursuant to this Section 12
                                       without the prior written consent of the Borrower, which shall not be unreasonably withheld, and the Agent (other than a transfer by any Lender to any Affiliate of such Lender). Notwithstanding anything to the contrary, any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Lender, and no such assignment shall release such assigning Lender from its obligations hereunder.

                             (b)       AGREEMENT; TRANSFER FEE. The transferor:
                                       (i) shall remit to the Agent an
                                       administrative fee of Two Thousand Five
                                       Hundred Dollars ($2,500) and (ii) shall
                                       cause the transferee to execute and
                                       deliver to the Borrower, the Agent and
                                       each Lender (A) an Assignment Agreement, in form and substance satisfactory to the Agent and its counsel (an "Assignment Agreement") together with the consents and releases referenced therein and (B) such additional amendments, assurances and other writings as the Agent may reasonably require.

                             (c) NOTES. The Borrower shall execute and deliver: (i) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with the Assignment Agreement, (ii) if a Lender's entire interest in its Revolving Credit Commitment, its Term Loan

                                       Commitment, and its LC Exposure and in
                                       all of its Advances have been
                                       transferred, to the transferee
                                       appropriate Notes against return of the
                                       Notes (marked "replaced") held by the
                                       transferor and (iii) if only a portion of a Lender's interest in its Revolving Credit Commitment its Term Loan Commitment, and its LC Exposure and its Advances has been transferred, a new Revolving Credit Note to each of the transferor and the transferee against return of the original such Notes of the transferor (marked "replaced") held by the transferor.

                             (d)       PARTIES. Upon satisfaction of the
                                       requirements of this Section 12.1,
                                       including the payment of the fee and the delivery of the documents set forth in
                                       Section 12.1(b) above, (i) the transferee shall become and thereafter be deemed to be a "Lender" for the purposes of this Agreement and (ii) the transferor (A) shall continue to be a "Lender" for the purposes of this Agreement only if and to the extent that the transfer shall not have been a transfer of its entire interest in its Revolving Credit Commitment, its LC Exposure and its Advances, (B) shall cease to be and thereafter shall no longer be deemed to be a "Lender" in the case of any transfer of its entire interest in its Revolving Credit Commitment,, its Term loan Commitment, and its LC Exposure and its Advances and (C) the signature pages hereto and Annex I hereto shall be automatically amended, without further action, to reflect the result of any such transfer.

                  12.2 SALE OF PARTICIPATIONS. Each Lender shall have the right at any time or times to sell one or more participations or subparticipations to a financial institution in all or any part of: such Lender's Revolving Credit Commitment, or Term Loan Commitment; any Advance made by such Lender; any Note executed in favor of such Lender; PROVIDED, HOWEVER, in each such case, that the transferor and the transferee shall have complied with the following requirements:

                             (a) BENEFITS OF PARTICIPANT. The provisions of Section 13 of this Agreement shall inure to the benefit of each purchaser of a participation or subparticipation (provided that each such participant shall look solely to the seller of its participation for those benefits and the Borrower's liabilities, if any, under any of those sections shall not be increased as a result of the sale of any such participation) and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

                             (b) RIGHTS RESERVED. In the event any Lender shall sell any participation or subparticipation, that Lender shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against the Borrower this Agreement and the Loan Documents) and duties pursuant to this Agreement and the Loan Documents, EXCEPT if and to the extent that any such waiver, consent or amendment would (A) reduce any fee or commission allocated to the participation or subparticipation, as the case may be, (B) reduce the amount of any principal payment on any Advance allocated to the participation or subparticipation, as the case may be, or reduce the principal amount of any Advance so allocated or the rate of interest payable thereon, or (C) extend the time for payment of any amount allocated to the participation or subparticipation, as the case may be.

                             (c)       NO DELEGATION. No participation or
                                       subparticipation shall operate as a
                                       delegation of any duty of the seller
                                       thereof. Under no circumstance shall any participation or subparticipation be deemed a novation in respect of all or any part of the seller's obligations pursuant to this Agreement.

                  12.3 CONFIDENTIALITY. Each Lender hereby (a) acknowledges that the Borrower has many trade secrets and much financial, environmental and other data and information the confidentiality of which is important to its business and (b) agrees to keep confidential any such trade secret, data or information designated in writing by the Borrower as confidential, except that this Section shall not preclude any Lender from furnishing any such secret, data or information: (i) as may be required by order of any court of competent jurisdiction or requested by any governmental agency having any regulatory authority over that Lender or its securities or in response to legal process,
(ii) to any other party to this Agreement, (iii) or to any Affiliate of any Lender or to any actual or prospective transferee, participant or subparticipant of all or part of that Lender's rights arising out of or in connection with the Loan Documents and this Agreement or any thereof so long as such Affiliate, prospective transferee, participant or subparticipant to whom disclosure is made agrees to be bound by the provisions of this Section 12.3 and as to which the Borrower has consented pursuant to Section 12.1 or 12.2 above, as the case may be, (iv) to anyone if it shall have been already publicly disclosed (other than by that Lender in contravention of this Section 12.3), (v) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement or any Loan Document, (vi) to that Lender's legal counsel, auditors and accountants and (vii) in connection with any legal proceedings instituted by or against the Agent or any Lender in its respective capacities as the Agent and a Lender under this Agreement.

        SECTION 13. INDEMNITIES.

                  13.1 INCREASED COSTS. If, due to either: (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements in respect of Libor Rate Advances otherwise included in the Eurocurrency Reserve Percentage) in or in the interpretation of any Law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of Law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Revolving Credit Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to indemnify such Lender for such increased cost. Agent agrees not to seek reimbursement pursuant to this Section 13.1 for the benefit of Lenders unless Agent is also generally seeking similar reimbursement from its other borrowers or customers who are subject to similar laws and advances.

                  13.2 RISK-BASED CAPITAL. If any Lender determines that: (i) compliance with any Law or regulation or any interpretation thereof or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital required to be so maintained is increased by or based upon the existence of such Lender's Revolving Credit Commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to indemnify such Lender or such corporation, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Revolving Credit Commitment to lend hereunder. Lender agrees not to seek such funds pursuant to this Section 13.2 for the benefit of Lenders unless Agent is also generally seeking similar reimbursement from its other borrowers or customers who have revolving credit commitments.

                  13.3       TAXES.

                             (a) TAXES; WITHHOLDING. Any and all payments by the Borrower hereunder, under the Notes or the other Loan Documents shall be made, in accordance with the provisions of Section 2, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the Laws of which such Lender is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this
                                       Section 13.3) such Lender receives an
                                       amount equal to the sum it would have
                                       received had no such deductions been
                                       made, (ii) the Borrower shall make such
                                       deductions and (iii) the Borrower shall
                                       pay the full amount deducted to the
                                       relevant taxation authority or other
                                       authority in accordance with applicable
                                       Law. All such Taxes shall be paid by the Borrower prior to the date on which penalties attach thereto or interest accrues thereon; PROVIDED, HOWEVER, that, if any such penalties or interest become due, the Borrower shall make prompt payment thereof to the appropriate governmental authority. The Borrower shall indemnify each Lender for the full amount of such Taxes (including any Taxes on amounts payable under this Section 13.3(a) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Any indemnification payment shall be made within thirty (30) days from the date the Lender makes written demand therefor. In the event that there is duplication in the payment of such Taxes by Borrower, Agent and Lenders shall use their best efforts to cause such duplicative payments to be remitted to Borrower as soon as practicable.

                             (b) STAMP TAXES. The Borrower agrees to pay, and will indemnify each Lender and the Agent for, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

                             (c) OTHER TAXES. The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or

                                       Other Taxes imposed by any jurisdiction
                                       on amounts payable under this Section
                                       13.3) paid by such Lender or the Agent
                                       (as the case may be) and any liability
                                       (including penalties, interest and
                                       expenses) arising therefrom or with
                                       respect thereto, whether or not such
                                       Taxes or Other Taxes were correctly or
                                       legally asserted. Any indemnification
                                       payment shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor. In the event that there is duplication in the payment of such Taxes or Other Taxes by Borrower, Agent and Lenders shall use their best efforts to cause such duplicative payments to be remitted to Borrower as soon as practicable.

                             (d) REQUEST FOR REFUND. At the reasonable request of the Borrower, a Lender or the Agent shall apply at the Borrower's expense for a refund in respect of Taxes or Other Taxes previously paid by the Borrower pursuant to this Section 13.3 if in the opinion of such Lender or the Agent there is a reasonable basis for such refund. Notwithstanding the foregoing, none of the Lenders or the Agent shall be obligated to pursue such refund if, in its sole good faith judgment, such action would be disadvantageous to it. If any Lender subsequently receives from a taxing authority a refund of any Tax previously paid by the Borrower and for which the Borrower has indemnified the Lender pursuant to this Section 13.3, such Lender shall within thirty (30) days after receipt of such refund, and to the extent permitted by applicable law, pay to the Borrower the net amount of any such recovery after deducting taxes and expenses attributable thereto.

                             (e) EXEMPTION CERTIFICATE. Not later than the Closing Date or, in the case of any bank or financial institution that becomes a Lender after the Closing Date, pursuant to Section 13 of this Agreement, the date of the instrument of assignment pursuant to which such bank or financial institution became a Lender, and annually on each Anniversary Date thereafter or at such other times as the Agent or the Borrower may reasonably request, (i) each Lender organized under the laws of a jurisdiction outside the United States shall provide the Agent and the Borrower with duly completed copies of Form 1001 or Form 4224 or any successor form prescribed by the

                                       Internal Revenue Service of the United
                                       States certifying that such Lender is
                                       exempt from United States withholding
                                       taxes with respect to all payments to be made to such Lender hereunder or other document satisfactory to the Borrower and the Agent indicating that all payments to be made to such Lender hereunder are not subject to such taxes and (ii) each other Lender shall provide the Agent and the Borrower with a written statement which certifies that such Lender is not a non-resident alien or foreign corporation and which otherwise satisfies Treasury Regulation Section 1.1441-5(b) or any successor regulation under the Internal Revenue Code (each such certificate or statement, an "Exemption Certificate"). Unless the Agent and the Borrower have received an Exemption Certificate from such Lender, the Borrower, or the Agent if the Borrower has not withheld, may withhold taxes from such payments at the applicable statutory rate (subject, in the case of the Borrower to the requirements of Section 13.3(a) above); PROVIDED, HOWEVER, that if the Borrower has withheld the Borrower shall so notify the Agent. If the Borrower is required to pay additional amounts to any Lender pursuant to this Section 13.3, such Lender shall use reasonable efforts to designate a different Lending Office if such designation will thereafter avoid the need for any additional payments under this Section 13.3 and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A Lender which ceases to be exempt from United States withholding taxes shall notify the Agent and the Borrower promptly thereof.

                             (f) FURNISHING OF CERTIFICATE. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section
                                       14.6 of this Agreement, the original or a certified copy of a receipt evidencing payment thereof. If Taxes ever become payable in respect of any payment hereunder or under the Notes, thereafter the Borrower will furnish to the Agent, within thirty (30) after the end of each fiscal quarter, at such address a certificate from the Borrower stating that any payments made during such fiscal quarter are exempt from or not subject to Taxes.

                             (g) SURVIVAL OF PROVISION. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and liabilities of the Borrower contained in this Section 13.3 shall survive for ninety-one (91) days following the payment in full of the Obligations.

        SECTION 14. MISCELLANEOUS.

                  14.1 GOVERNING LAW; JURISDICTION AND VENUE. The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio. The Agent and Borrower hereby designate all courts of record sitting in Cleveland, Ohio, both state and federal, as forums where any action, suit or proceeding in respect of or arising out of this Agreement or the transactions contemplated by this Agreement may be prosecuted as to all parties, their successors and assigns, and by the foregoing designation the Agent and Borrower consent to the jurisdiction and venue of such courts.

                  14.2 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR THE LENDERS TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ARISING IN ANY WAY FROM THE OBLIGATIONS.

                  14.3 OTHER WAIVERS. The Borrower waives notice of nonpayment, demand, notice of demand, presentment, protest and notice of protest with respect to the Obligations, or notice of acceptance hereof, notice of Loans made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

                  14.4 COLLECTION COSTS. All costs and expenses incurred by the Agent to obtain, enforce or preserve the security interests granted by this Agreement and to collect the Obligations, including, without limitation, stationery and postage, telephone and telegraph, secretarial and clerical expenses, the fees or salaries of any collection agents utilized, all costs to maintain and preserve the Collateral and all reasonable attorneys' fees and legal expenses incurred in obtaining or enforcing payment of any of the Obligations or foreclosing the Agent's security interest in any of the Collateral, whether through judicial proceedings or otherwise, or in enforcing or protecting its rights and interests under this Agreement or under any other instrument or document delivered pursuant hereto, or in protecting the rights of any holder or holders with respect thereto, or in defending or prosecuting any actions or proceedings arising out of or relating to the Agent's transactions with the Borrower, shall be paid by the Borrower to the Agent, upon demand, or, at the Agent's election, charged to the Borrower's account and added to the Obligations, and the Agent may take judgment against the Borrower for all such costs, expense and fees in addition to all other amounts due from the Borrower hereunder.

                  14.5 EXPENSES. The Borrower shall reimburse the Agent for all out-of-pocket costs and expenses incurred by the Agent in connection with the preparation of this Agreement and the making of the Loans hereunder, including the reasonable fees and expenses of the Agent's counsel not to exceed Forty Thousand Dollars ($40,000.00), and for all Uniform Commercial

Code searches, filing, recording and other costs connected with the perfection of the Agent's security interest in the Collateral.

                  14.6 NOTICES. All notices, requests, directions, demands, waivers and other communications provided for herein shall be in writing and shall be deemed to have been given or made when delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, addressed to the Borrower or the Agent, as the case may be, at their respective addresses set forth at the beginning of this Agreement. Notices of changes of address shall be given in the same manner.

                  14.7 SEVERABILITY. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  14.8 ENTIRE AGREEMENT, MODIFICATION, BENEFIT. This Agreement shall constitute the entire agreement of the parties and no provision of this Agreement, including the provisions of this Section, may be modified, deleted or amended in any manner except by agreement in writing executed by the parties. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided, however, that the Borrower shall not assign or transfer its rights hereunder.

                  14.9 CONSTRUCTION. All references in this Agreement to the single number and neuter gender shall be deemed to mean and include the plural number and all genders, and vice versa, unless the context shall otherwise require.

                  14.10 HEADINGS. The underlined headings contained herein are for convenience only and shall not affect the interpretation of this Agreement.

                  14.11 COUNTERPARTS. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original.

                  14.12 NONLIABILITY OF AGENT. The relationship between the Borrower and the Agent shall be solely that of borrower and lender. The Agent shall not have any fiduciary responsibilities to the Borrower. The Agent undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

                  14.13 INSOLVENCY; FRAUDULENT CONVEYANCES. Stores and Odd-Job each acknowledge that they are each jointly and severally liable for the full amount of the Loans. Notwithstanding anything to the contrary contained herein, it is the intention of each Borrower and Agent that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Borrower or its assets, the amount of such Borrower's obligations with respect to the obligations arising hereunder (the "Loan Obligations") shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Section 547, Section 548, Section 550 and other "avoidance" provisions of Title 11 of the United States Code) applicable in any such proceeding to such Borrower and this Agreement (collectively, "Applicable Insolvency Laws"). To that end, but only in the event and to the extent that such Borrower's individual obligations with respect to the Loan Obligations or any payment made pursuant to the Loan Obligations would, but for the operation of the foregoing proviso, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws, the amount of such Borrower's individual obligations with respect to the Loan Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Borrower's individual obligations with respect to the Loan Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Loan Obligations exceeds the limitation of the foregoing proviso and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Loan Obligations as limited by the foregoing proviso shall in all events remain in full force and effect and be fully enforceable against such Borrower. The foregoing proviso is intended solely to preserve the rights of Agent hereunder against such Borrower in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Borrower, any other Borrower nor any other person shall have any right or claim under such proviso that would not otherwise be available under Applicable Insolvency Laws in such proceeding.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers.

AGENT,
LETTER OF CREDIT LENDER, AND
LENDER:

       THE PROVIDENT BANK

By:  /s/ John R. Mirlisena, Jr.
   -------------------------------
      John R. Mirlisena, Jr.
       Senior Vice President

LENDER:

       NATIONAL CITY BANK                       LASALLE NATIONAL BANK

By: /s/ Gregory M. Jelinek               By:   /s/ Henry J. Munez
   -------------------------------           -----------------------------------
      Gregory M. Jelinek                 Name:  Henry J. Munez
      Vice President                           ---------------------------------
                                         Its:  Commercial Banking Officer
                                              ----------------------------------
BORROWER:

    HIA TRADING ASSOCIATES                        MAZEL STORES, INC.
  a New York general partnership                a Delaware corporation

By:    ODD-JOB ACQUISITION CORP.,        By:  /s/ Sue Atkinson
        a Delaware corporation               -----------------------------------
                                         Name:  Sue Atkinson
                                              ----------------------------------
                                         Its: SR. V.P. and CFO
                                             -----------------------------------

By:     /s/ Sue Atkinson
      --------------------------------
Name:       Sue Atkinson                      ODD-JOB ACQUISITION CORP.,
       -------------------------------           a Delaware corporation
Its:    CFO
     ---------------------------------
                                         By:     /s/ Sue Atkinson
                                               ---------------------------------
                                         Name:       Sue Atkinson
                                                --------------------------------
                                         Its:    CFO
                                              ----------------------------------

                                     ANNEX 1

                             COMMITMENTS OF LENDERS

----------------------------------------------------------------------------------------------------
    NAME OF LENDER               REVOLVING               TERM LOAN              RATABLE PORTION
                                  CREDIT                COMMITMENT
                                COMMITMENT
----------------------------------------------------------------------------------------------------
  THE PROVIDENT BANK          $25,000,000.00           $5,000,000.00                     50%
----------------------------------------------------------------------------------------------------
 LASALLE NATIONAL BANK        $12,500,000.00           $2,500,000.00                     25%
----------------------------------------------------------------------------------------------------
  NATIONAL CITY BANK          $12,500,000.00           $2,500,000.00                     25%
----------------------------------------------------------------------------------------------------
         TOTAL                $50,000,000.00          $10,000,000.00                    100%
----------------------------------------------------------------------------------------------------








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